Filed Pursuant to Rule 424(b)(5)
Registration No. 333-298337

This preliminary prospectus supplement and accompanying prospectus are being distributed for informational purposes only and are subject to completion and amendment. This preliminary prospectus supplement and accompanying prospectus shall not, and are not intended to, constitute or contain an offer or invitation to sell or the solicitation of an offer to buy, and may not be used as, or in connection with, an offer or invitation to sell or solicitation to buy any of the global bonds.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated August 25, 2026)

$

Common Stock

We are offering pursuant to this prospectus supplement and the accompanying prospectus    shares of our common stock at the offering price of $    per share. Our common stock is listed on the NASDAQ Global Market under the symbol “BCBP.” On September 11, 2026, the last reported sale price of our common stock, as reported on the NASDAQ Global Market, was $8.58 per share.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, together with additional information described under the heading “Where You Can Find More Information,” and any amendments or supplements carefully before you invest in any of our securities.

Investing in our common stock involves a high degree of risk. Before buying shares of our common stock, you should carefully consider the risks described under the caption “Risk Factors” beginning on page S-17 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)

We have agreed to reimburse the underwriter for certain expenses. See “Underwriting” beginning on page S-52 of this prospectus supplement for additional information regarding the compensation payable to the underwriter.

The shares of our common stock are being offered through the underwriter on a firm commitment basis.

We have granted the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of    additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or obligations of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Delivery of the shares being offered pursuant to this prospectus supplement and the accompanying prospectus is expected to be made on or about      , 2026, subject to the satisfaction of customary closing conditions.

Piper Sandler

The date of this prospectus supplement is      , 2026

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to, updates and otherwise changes the information contained in the accompanying prospectus or incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement together with the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date will apply and will supersede the earlier statement.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-298337) that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings up to a total amount of  $100,000,000. The shelf registration statement was declared effective by the SEC on August 25, 2026.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared which relates to a particular offering. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to the “Company,” “we,” “us,” “our” or similar references mean BCB Bancorp, Inc. and its subsidiaries on a consolidated basis and references to the “Bank” refer to BCB Community Bank.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. You can also identify them by the fact that they do not relate strictly to historical or current facts.

Forward-looking statements include statements with respect to our belief, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, including our growth strategy and expansion plans, including potential acquisitions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the global impact of the United States military conflict with Iran, the periodic Federal budget and funding stalemates in Congress, global tariffs imposed by the Trump administration, higher inflation levels, changes in market interest rates and general economic concerns, all of which could impact our customers’ businesses and the economy and could cause increased loan delinquencies, a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to:

•

global economic trends and geopolitical risks, including the ongoing conflicts in the Middle East, and changes in the rate of investment or economic growth, including as a result of sanctions, tariffs or other measures;

•

unfavorable economic conditions in the United States generally and particularly in our primary market area and those of our customers, including the periodic Federal budget and funding stalemates in the U.S. Congress;

•

the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios;

•	the credit risk associated with our loan portfolio;

•	supply chain disruptions and labor shortages;

•	the impact of any future pandemics or other natural disasters;

•	the Company’s ability to effectively attract and deploy deposits;

•	changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets;

•

the Company’s implementation of anticipated loan sales, which may not be completed in accordance with expected plans or the currently contemplated timeline, or at all, and may be disruptive to the Company and/or reduce the Company’s profitability in future periods;

S-iii

•

the pending sale of the Company’s cannabis business, which may not be completed in accordance with expected plans or the currently contemplated timeline, or at all, and may be disruptive to the Company and/or reduce the Company’s profitability in future periods;

•

our ability to complete our proposed reincorporation from New Jersey to Delaware, including our ability to receive shareholder approval of the proposed reincorporation, and our ability to realize the anticipated benefits of the proposed reincorporation;

•	shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility;

•	the effects of declines in real estate values that may adversely impact the collateral underlying our loans;

•	increase in unemployment levels and slowdowns in economic growth;

•	changes in the credit performance of our loan portfolio, including levels of criticized and classified loans, nonaccrual loans, and charge-offs;

•	changes in the quality and composition of the Bank’s loan and investment portfolios;

•	deposit flows;

•	changes in liquidity levels, funding sources, or funding costs, and our ability to manage our liquidity risks;

•	legislative and regulatory changes, including but not limited to, increases in Federal Deposit Insurance Corporation (“FDIC”) insurance rates;

•	monetary and fiscal policies of the federal and state governments, including changes in government priorities or budgets;

•	changes in tax policies, rates and regulations of federal, state and local tax authorities;

•	demands for our loan products;

•	demand for financial services;

•	competition;

•	changes in the securities or secondary loan markets;

•	changes in management’s business strategies;

•	our ability to enter new markets successfully;

•	our ability to successfully integrate acquired businesses;

•	changes in consumer spending;

•	our ability to retain key employees;

•	the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk;

•	potential impact of regulatory requirements, matters, litigation, or other legal actions which could adversely affect operating results;

•	failure to identify and adequately and promptly address cybersecurity risks, including data breaches and cyberattacks;

•

developments in technology, such as artificial intelligence, and our ability to incorporate innovative technologies in our business and provide products and services that satisfy our customers’ expectations for convenience and security;

S-iv

•	civil unrest in the communities that we serve;

•	changes in accounting principles and guidelines; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services, and those discussed under “Risk Factors”.

All forward-looking statements included in this prospectus supplement, accompanying prospectus or in a document incorporated by reference herein or therein speak only as of the date of such document. We undertake no obligation to update any forward-looking statement to reflect factual assumptions, circumstances or events that have changed after we have made the forward-looking statements. You should not put undue reliance on any forward-looking statements.

S-v

Risk Factor Summary

Investing in shares of our common stock involves significant risks. Before making a decision to purchase shares of our common stock, you should carefully consider the risk factors discussed under “Risk Factors” in this prospectus supplement. These risks could materially and adversely impact our business, results of operations, financial condition and future prospects, which could cause the trading price of our common stock to decline and could result in a loss of your investment. Among these important risks are the following:

Risks Related to the Company’s Common Stock and this Offering

•	In June 2026, we suspended paying dividends on our common stock and preferred stock and will need to return to profitability before we can consider reinstating dividends.
•	Our common stock is not heavily traded, and the stock price may fluctuate significantly.
•	Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.
•	Our common stock is subordinate to our existing and future preferred stock in the payment of dividends and liquidation and subordinate to our current and future indebtedness.
•	Our operations may require us to raise additional capital, which may result in dilution to our then-existing stockholders and may not be available when it is needed, or at all.
•	An investment in our common stock is not an FDIC insured deposit and is subject to risk of loss.

Risks Related to Credit

•	Our strategies for increasing liquidity and strengthening the balance sheet, including loan sales, will result in substantial losses and may not be successful.
•

Our comprehensive re-evaluation of our credit portfolios may identify additional loan deterioration, which would adversely impact our financial condition, regulatory capital ratios and results of operations.

•	A portion of the loans in our portfolio currently include exceptions to our loan policies and supervisory guidelines.
•

Our loan portfolio consists of a high percentage of loans secured by commercial and multi-family real estate loans. The concentration of our loan portfolio in these types of loans carries various risks, which could increase the potential for future losses.

•

Our commercial real estate portfolio includes a subsection of cannabis related loans, which carry higher risk relative to other commercial real estate and commercial business loans, including the possibility of regulatory compliance costs.

•

Our commercial business loan portfolio includes commercial business express loans, which carry higher risk relative to other commercial real estate and commercial business loans, and have generated elevated losses.

•	The proposed sale of our cannabis business, if consummated, may materially and adversely affect our results of operations.
•

The quality of our loan portfolio may continue to deteriorate if the economy falters, resulting in a portion of our loans failing to perform in accordance with their terms, and adversely affecting our financial condition.

•	If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.
•	Our loan portfolio is concentrated within certain industries and borrowing relationships.

Operational Risks

•	The discontinuation of our residential lending program and temporary suspension of our commercial lending may materially and adversely affect our results of operations.
•	A lack of liquidity could adversely affect our financial condition and results of operations and result in regulatory limits being placed on the Company.
•	We depend primarily on net interest income for our earnings rather than fee income.
•

Risks associated with system failures, interruptions, cyber-attacks, or breaches of security, could result in the disclosure of confidential, proprietary, personal and other information, any of which could adversely affect our business or reputation and negatively affect our earnings, as well as create significant legal and financial exposure.

S-vi

•	We use AI in connection with our business and operations, which exposes us to inherent risks that may expose us to material harm.
•	Consumers may decide not to use banks to complete their financial transactions.
•	We depend on the accuracy and completeness of information provided by customers and counterparties.
•	The Bank’s reliance on brokered and reciprocal deposits could adversely affect its liquidity and operating results.
•	Adherence to our internal policies and procedures by our officers and employees is critical to our performance.
•	We could be adversely affected by failure in our internal controls.
•

If we cannot favorably assess the effectiveness of our internal controls over financial reporting or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, we may be subject to additional regulatory scrutiny.

•

The increasing use of social media presents new risks and challenges, and the inability to respond to and effectively manage the impact of social media could materially adversely impact the Bank’s business.

•

Our critical accounting policies and estimates, risk management processes and controls rely on analytical and forecasting techniques and models, management judgments and assumptions about matters that are uncertain and may not accurately predict future events.

•	Our business may be adversely affected by fraud and other financial crimes.
•	Changes in applicable tax laws, regulations or administrative interpretations thereof may materially adversely affect our financial condition, results of operations and cash flows.

Risks Related to the Economy and Financial Markets

•	Changes in interest rates could hurt our profits.
•

Rising interest rates have decreased the value of a portion of the Company’s securities portfolio, and the Company would realize losses if it were required to sell such securities to meet liquidity needs.

•

Our customer activity is affected by changes in the state of the general economy and the financial markets, a downturn of which could adversely affect demand for our services and our results of operations.

•	Market conditions and economic cyclicality may adversely affect our industry.

Risks Related to the Regulation of Our Industry

•	We are subject to stringent capital requirements, which may adversely impact our return on equity or constrain us from paying dividends or repurchasing shares.
•	We operate in a highly regulated environment, and we may be adversely affected by changes in federal, state and local laws and regulations.
•	The level of our commercial real estate loan portfolio subjects us to additional regulatory scrutiny.
•	Future legislative or regulatory actions responding to perceived financial and market problems could impair our ability to foreclose on collateral.
•

Volatility in the banking sector, triggered by the failures of several larger banks in 2023, has resulted in agency rulemaking activities and changes in agency policies and priorities that could subject the Company and the Bank to enhanced government regulation and supervision.

•	The federal banking agencies’ recent focus on fair access and anti-“debanking” measures may result in greater scrutiny of our customer onboarding and risk management practices.

Strategic Risks

•	Strong competition within our market area may limit our growth and profitability.
•

The small to mid-sized businesses that we lend to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to us that could materially harm our operating results.

•	Significant turnover or instability within the senior management team may disrupt strategic execution, impact employee engagement, and adversely affect business performance.
•	We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services.
•	Our future success depends on the success and growth of the Bank.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, before making a decision to invest in our common stock you should read the entire prospectus supplement and accompanying prospectus carefully, including the risk factors and financial statements and notes thereto that are included or incorporated by reference herein or therein. See “Where You Can Find More Information.”

Company Overview

BCB Bancorp, Inc. (individually referred to herein as the “Parent Company” and together with its subsidiaries, collectively referred to herein as the “Company”) is a New Jersey corporation headquartered in Bayonne, New Jersey, and is the holding company parent of BCB Community Bank (the “Bank”). Our executive office is located at 104-110 Avenue C, Bayonne, New Jersey 07002. Our telephone number is 1-(800)-680-6872 and our website is www.bcb.bank. Information on our website is not incorporated into this prospectus supplement. The Parent Company is subject to extensive regulation by the Board of Governors of the Federal Reserve System (“FRB”). The Bank’s deposit accounts are insured by the FDIC and the Bank is a member of the Federal Home Loan Bank (“FHLB”) System.

At December 31, 2025 we had $3.279 billion in consolidated assets, $2.674 billion in deposits and $304.3 million in consolidated stockholders’ equity. At June 30, 2026 we had $3.118 billion in consolidated assets, $2.588 billion in net loans, $2.636 billion in deposits, $152.3 million in securities, and $291.9 million in consolidated stockholders’ equity.

The Bank operates at 22 branches in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, as well as three branches in Staten Island and one in Hicksville, New York. Our market area has a high level of commercial business activity. Businesses are concentrated in the service sector and retail trade areas. Major employers in our market area include certain medical centers, municipalities, and school districts. The Bank’s locations are easily accessible and provide convenient services to businesses and individuals throughout our market area. These areas are all considered “bedroom” or “commuter” communities to Manhattan. Our market area is well-served by a network of arterial roadways, including Route 440 and the New Jersey Turnpike.

We are a community-oriented financial institution. Our business is to offer FDIC-insured deposit products and to invest funds held in deposit accounts at the Bank, together with funds generated from operations, in loans and investment securities. We offer our customers:

•

loans, including commercial and multi-family real estate loans, commercial business loans and construction loans. In recent years the primary growth in our loan portfolio has been in loans secured by commercial real estate and multi-family properties;

•

FDIC-insured deposit products, including savings and club accounts, interest and non-interest-bearing demand accounts, money market accounts, certificates of deposit, and individual retirement accounts; and,

•

retail and commercial banking services including wire transfers, money orders, safe deposit boxes, night depository, debit cards, online banking, mobile banking, fraud detection (positive pay), and automated teller services.

Recent Developments

Given the close proximity of this offering to the end of the fiscal third quarter as well as certain pro forma material financial impacts resulting from our several planned loan sales we anticipate implementing (which is described in more detail below), and the completion of this offering, we are presenting more current historical and projected financial information in this section. This includes a discussion of projected financial results for the quarter ending September 30, 2026, and the pro forma impact as of June 30, 2026 with respect to selected anticipated events.

The preliminary estimated financial information for the quarter ending September 30, 2026, and the estimated impacts of selected anticipated events described below are based on currently available information. We do not intend to update or otherwise revise these anticipated events and estimates to reflect future events or changes in estimates and do not intend to disclose publicly whether actual events or our actual results will vary from the selected anticipated events or our estimates described below other than through the release of actual results in the ordinary course of business. No independent public accounting firm has compiled, examined or performed any procedures with respect to the estimated financial information contained below, nor have they expressed any opinion or other form of assurance on such information or its achievability. These estimates should not be regarded as a representation by us, our management or the underwriters as to our actual results for the third quarter. The assumptions and estimates underlying the estimated financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, the accompanying base prospectus, and the documents incorporated herein by reference. Accordingly, there can be no assurance that the estimated financial information presented below is indicative of our future performance or that actual results will not differ materially from this estimated financial information. You should not place undue reliance on these estimates or selected anticipated events.

Selected Anticipated Events

We are presenting certain selected anticipated events below, which may impact our future results.

This Offering

During the third quarter of 2026, we anticipate raising gross proceeds from this offering of approximately $75 million, exclusive of the underwriters’ option to purchase additional shares, for general corporate purposes including maintaining liquidity, funding working capital needs, supporting Bank capital including in connection with the expected disposition of identified potential problem loans, reducing debt, and maintaining our capital and liquidity ratios, and the capital and liquidity ratios of our Bank, at acceptable levels.

Contemplated Loan Sales

As part of its strategy to meaningfully de-risk the balance sheet, during the third quarter of 2026, management of the Bank identified for sale and commenced marketing of a portfolio of certain problem loans, most of which are rated criticized or classified under the Bank’s internal risk rating system. The portfolio consists of commercial and multifamily real estate loans with an aggregate unpaid principal balance of approximately $183.4 million, commercial and industrial (C&I) loans with an aggregate unpaid principal balance of approximately $16.7 million, and construction loans with an aggregate unpaid principal balance of approximately $9.8 million, in each case, as of June 30, 2026. Most of these loans have been assigned an internal credit risk rating of either 6 (Special Mention) or 7 (Substandard). None of the Bank’s business express loans are included in the portfolio.

The Bank has received non-binding indications of interest from multiple prospective purchasers covering all of the approximately $210 million aggregate unpaid principal balance of the problem loans marketed for sale.

Based on those indications, the Bank currently expects to complete the related sales prior to the end of the third quarter of 2026. Any loans not sold by quarter-end are expected to be transferred to held for sale and recorded at their estimated fair value based on prevailing market indications with the sale efforts to continue into the fourth quarter. In addition, during the third quarter the Bank intends to transfer approximately $27 million of commercial real estate loans exhibiting credit weakness to held for sale. The Bank also commenced marketing for the potential sale of its business lines focused on cannabis related customers, including the sale of certain cannabis related loans having an aggregate unpaid principal balance of approximately $69 million and deposits from cannabis related businesses with an aggregate balance of approximately $70 million, in each case as of June 30, 2026. Accordingly, the aggregate of approximately $96 million of commercial real estate loans and the cannabis related loans marketed for sale are expected to be transferred to held for sale in the third quarter of 2026.

The definitive loan purchase agreements for the loan sales are still being negotiated, and the prospective purchasers are continuing to conduct their due diligence reviews of the loans. Accordingly, there can be no assurance that all or any portion of the loans in the marketed portfolio will ultimately be sold, that any such sales will be completed during the third quarter of 2026 or at all, or that the final sales prices will be consistent with the indications of interest received by the Bank. The actual prices at which the loans in the portfolio are sold may be lower than the prices reflected in such indications of interest.

Reincorporation to Delaware

On August 3, 2026, our Board of Directors approved a proposal to change the Company’s state of incorporation from New Jersey to Delaware and also to end the current staggered board terms and move to annual director elections, subject to shareholder approval.

Change of Independent Auditors

On September 2, 2026, the Company communicated to Wolf & Company, P.C. (“Wolf & Co”) that it has been dismissed as the Company’s independent registered public accounting firm. The dismissal was approved by the Audit Committee of the Company.

During the Company’s two most recent fiscal years ended December 31, 2025 and December 31, 2024 and during the subsequent interim period from January 1, 2026 through September 2, 2026 (i) there were no disagreements with Wolf & Co on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Wolf & Co’s satisfaction, would have caused Wolf & Co to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. Wolf & Co’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

On September 2, 2026, the Company engaged Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm, beginning with the audit of the Company’s financial statements for the year ending December 31, 2026 and the review of the Company’s unaudited quarterly financial statements for the fiscal quarter ending September 30, 2026, subject to Deloitte’s customary client acceptance procedure.

Third Quarter Outlook

Given the close proximity of this offering to the end of the fiscal third quarter, we are presenting certain projected financial information for the third quarter of 2026 taking into account the selected anticipated events described above. While our third quarter is not yet complete, and we expect to release our third quarter results in the second half of October of 2026, the following describes certain of our current expectations for the third quarter of 2026:

Balance Sheet Information. For the quarter ending September 30, 2026, we anticipate reporting total assets of approximately $3.0 billion, total gross loans of approximately $2.3 billion, total securities of approximately $146 million, cash and cash equivalents of approximately $464 million, total deposits of approximately $2.6 billion and total borrowings of approximately $143 million. We anticipate reporting a leverage ratio for the Company of 7.9% and for the Bank of 8.7%.

Income Statement Information. We expect to report pre-provision net revenue (non-GAAP) for the third quarter in the range of $7.9 million to $9.8 million, which is calculated as net interest income plus non-interest income (including gain on sale of other real estate owned of approximately $3.3 million), reduced by non-interest expense. We would have no other real estate owned upon the sale of this property.

We anticipate our net interest margin for the third quarter to be in the range of 2.90% to 3.00%. We expect to report noninterest income in the range of $5.1 million to $5.7 million and noninterest expense in the range of $17.9 million to $18.5 million. We anticipate that our provision for credit losses for the third quarter will be in the range of $112 million to $120 million, resulting in a substantial net loss for the quarter. Included in loan loss provisioning is an expected $87 million pre-tax loss on the anticipated sale of $210 million of problem loans and the expected transfer to held for sale of an additional $96 million of commercial real estate loans and cannabis related loans. Our anticipated provision for credit losses for the quarter reflects our expectations regarding management’s estimates of the amounts appropriate to maintain adequate balances in our credit loss reserve, in view of recent adjustments to internal risk ratings in our loan portfolio and current market and credit conditions affecting our borrowers.

As a result of the Company’s cumulative loss position in recent years, and anticipated loss at the end of the third quarter of 2026, the Company determined that it is more likely than not that the net deferred tax assets will not be realized and therefore recorded a valuation allowance against its entire net deferred tax asset balance of approximately $50 million for the quarter ended September 30, 2026, which will adversely affect results of operations for the quarter.

As a result of the above items, we currently expect to record a net loss for the third quarter of 2026 in the range of $126.2 million to $136.1 million.

Asset Quality Information. Assuming the bulk of the expected loan sales are completed before the end of the third quarter and the transfer to held for sale of the remainder of the loans for which we have received indications of interest, we anticipate that our remaining non-performing assets will be approximately $31.5 million, down from $79.5 million at the end of the second quarter of 2026, noting that with the completed sale of our only other real estate owned asset, our only remaining non-performing assets will be non-performing loans. Loans treated as held for sale will be approximately $53.0 million. In addition, we expect to have classified loans of $76.7 million and criticized loans of $186.7 million. Pre-tax losses associated with loan sales expected to be completed during the third quarter, as well as loans transferred to held for sale status during the quarter, are reflected in third quarter charge-offs, which are currently estimated to range from $87 million to $92 million. We expect to report an allowance for credit losses of $68.4 million at the end of the third quarter of 2026, with the allowance for credit losses to loans held for investment of 3.0%, classified loans to loans of 3.4% and allowance for credit losses to classified loans of 89%.

Our expectations for the third quarter of 2026 are estimates only and actual results may differ materially from our current estimates. Factors that could cause our actual results to differ from our current estimates include, but are not limited to, the factors described in the section entitled “Risk Factors” beginning on page S-17.

Pro Forma Financial Information

The following pro forma balance sheet gives effect to the completion of this offering, and/or the contemplated sales of loans held for sale (collectively referred to as the “Transactions”) as further described above under “— Selected Anticipated Events.” The pro forma information is presented for illustrative purposes only and does not purport to be indicative of our financial condition or results of operations following the completion of the Transactions.

Such unaudited pro forma financial information is based on various adjustments, assumptions and preliminary estimates as described in the accompanying notes, and may not be an indication of our financial condition or results of operations following the completion of the Transactions. Our actual financial condition and results of operations following the completion of the Transactions may not be consistent with, or evident from, the pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the Transactions. Our potential for future business performance and financial results must be considered in light of the risks, uncertainties, expenses and difficulties described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated herein by reference.

Balance Sheet Projected for 9/30/2026

($ in ‘000)	Reported 30-Jun-26	Transaction & Third Quarter Adjustments	Projected 30-Sep-26
Assets
Cash & Equivalents	$197,622	$266,825	$464,447
Total Securities	152,279	(6,039)	146,240

Total Cash & Securities	$349,901	$260,786	$610,687

Loans HFS	10,777	42,231	53,008

Loans, Gross	2,632,964	(362,890)	2,270,074
Less: Allowance for Credit Losses	44,980	23,442	68,422

Loans, Net	$2,587,984	($386,332)	$2,201,652

Other assets	169,464	(30,379)	139,085

Total Assets	$3,118,126	($113,694)	$3,004,432

Liabilities and Equity
Deposits	$2,636,023	($29,348)	$2,606,675
Borrowings	168,335	($24,958)	143,377
Other Liabilities	21,849	($1,496)	20,353

Total	$2,826,207	($55,802)	$2,770,405

Preferred Equity	25,243	$0	25,243
Common Equity	266,676	(57,892)	208,784

Total	$291,919	($57,892)	$234,027

Total Liabilities & Equity	$3,118,126	($113,694)	$3,004,432

Tangible Book Value/Share	$14.73		$7.75

Regulatory Capital Ratios Projected for 9/30/2026

			Adjustments
($ in ‘000)	Reported 6/30/2026	Transaction & Quarterly Adjustments	Q3 Earnings	Equity Raise & Other	Projected 9/30/2026
Bank Level
Tier 1 Capital	335,500	(69,742)	(127,767)	58,025	265,758
Leverage Assets	3,231,459	(190,520)			3,040,939

Tier 1 Leverage Ratio	10.4%				8.7%

Bancorp Level
Tier 1 Capital	296,637	(57,892)	(127,767)	69,875	238,745
Leverage Assets	3,231,858	(193,389)			3,038,469

Tier 1 Leverage Ratio	9.2%				7.9%

Note: Assumes completion of the issuance of $75 million of common stock, with the Company retaining approximately $10 million of the net proceeds for ongoing cash flow needs and contributing the remaining net proceeds as capital to the Bank.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”) with non-GAAP financial measures, such as pre-provision net revenue (“PPNR”) and tangible common equity / tangible assets. This supplemental information is not required by or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

The following table is a reconciliation of the non-GAAP financial measures set forth above to the most closely comparable GAAP financial measures.

	Tangible Book Value per Share
	Projected Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$234,027	$291,919	$307,380	$304,284	$318,453
Less: goodwill	0	0	5,253	5,253	5,253
Less: preferred stock	25,243	25,243	25,243	25,243	25,243

Total tangible common stockholders’ equity	$208,784	$266,676	$276,884	$273,788	$287,957

Common shares outstanding	26,957	18,102	17,359	17,274	17,228

Book value per common share	$7.75	$14.73	$16.25	$16.15	$17.02

Tangible book value per common share	$7.75	$14.73	$15.95	$15.85	$16.71

	Projected Three Months Ended, 30-Sep-26		Six Months Ended, June 30, 2026	Three Months Ended, 30-Sep-25	Six Months Ended, June 30, 2025
($ in thousands)	Low	High
Net income (GAAP)	$(136,128)	$(126,195)	$(9,872)	$4,262	$(4,760)
Plus: provision for credit losses (GAAP)	120,000	112,000	21,775	4,080	25,736
Plus: provision for income tax expense (GAAP)	23,981	23,981	(1,773)	1,544	(1,930)
(Gains) losses on Equity securities			341	(350)	223

Pre-provision net revenue (PPNR) (Non-GAAP)	$7,853	$9,786	$10,471	$9,536	$19,269

The Offering

Issuer	BCB Bancorp, Inc.

Common stock we are offering

Offering price per share	$

Common stock to be outstanding after this offering(1)	shares

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including maintaining liquidity, funding working capital needs, supporting Bank capital including in connection with the expected disposition of identified potential problem loans, reducing debt, and maintaining our capital and liquidity ratios, and the capital and liquidity ratios of our Bank, at acceptable levels.

NASDAQ Global Market symbol	BCBP

Risk factors	Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-17 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Transfer Agent	Computershare Trust Company, N.A.

(1)

As of September 11, 2026, we had 18,101,822 shares of common stock outstanding. The number of shares of our common stock to be outstanding after the offering is based on actual shares outstanding, in each case as of September 11, 2026 and does not include:

•	848,796 shares of common stock issuable upon exercise of outstanding stock options; and

•	645,007 shares of our common stock reserved for future issuance under our stock compensation plans.

Summary Historical Financial Data

The following tables set forth select consolidated financial data for us at and for each of the years in the three-year period ended December 31, 2025 and at and for the six-month periods ended June 30, 2026, 2025 and 2024. The selected results of operations data for the years ended December 31, 2025, 2024 and 2023, and the selected balance sheet data as of December 31, 2025 and 2024, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this prospectus supplement. The information for the six months ended June 30, 2026, 2025 and 2024 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. Historical results are not necessarily indicative of future results, and the results for the six months ended June 30, 2026 are not necessarily indicative of the results that might be expected for the full year.

You should read the following summary historical financial data with our consolidated financial statements and notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information appearing in our Annual Report on Form 10-K for the year ended December  31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June  30, 2026, each of which are incorporated by reference in this prospectus supplement.

Consolidated Statements of Financial Condition

	December 31,
	2025	2024
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and amounts due from depository institutions	$13,794	$14,075
Interest-earning deposits	262,790	303,207

Total cash and cash equivalents	276,584	317,282

Interest-earning time deposits	735	735
Debt securities available for sale, at fair value (amortized cost of $129,646)	126,395	101,717
Equity investments, at fair value (amortized cost of $108,590)	9,172	9,472
Loans receivable, net of allowance for credit losses of $33,691 and $34,789, respectively	2,691,091	2,996,259
Federal Home Loan Bank of New York stock, at cost	14,176	24,272
Premises and equipment, net	12,056	12,569
Accrued interest receivable	13,834	15,176
Other real estate owned	5,000	—
Deferred income taxes	22,209	17,181
Goodwill and other intangibles	5,253	5,253
Operating lease right-of-use assets	10,660	12,686
Bank-owned life insurance (“BOLI”)	79,366	76,040
Other assets	12,935	10,476

Total Assets	$3,279,466	$3,599,118

	December 31,
	2025	2024
	(In Thousands, Except Share and Per Share Data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest-bearing deposits	$531,140	$520,387
Interest bearing deposits	2,142,433	2,230,471

Total deposits	2,673,573	2,750,858
FHLB Advances	235,000	455,361
Subordinated debentures	43,210	42,961
Operating lease liability	11,140	13,139
Other liabilities	12,259	12,874

Total Liabilities	2,975,182	3,275,193

COMMITMENTS AND CONTINGENCIES - SEE NOTE 17

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized; issued and outstanding 2,548 shares of Series J 8.0% and Series K 6.0% (liquidation value $10,000 per share) noncumulative perpetual preferred stock at December 31, 2025 and 2,496 shares of Series J 8.0% and Series K 6.0% (liquidation value $10,000 per share) noncumulative perpetual preferred stock at December 31, 2024	—	—
Additional paid-in capital preferred stock	25,243	24,723
Common stock: no par value; 40,000,000 shares authorized, issued 20,508,183 and 20,296,748 at December 31, 2025 and December 31, 2024, respectively, outstanding 17,274,212 shares and 17,062,777 shares, at December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital common stock	203,429	200,935
Retained earnings	116,415	141,853
Accumulated other comprehensive loss	(2,456)	(5,239)
Treasury stock, at cost, 3,233,971 and 3,233,971 shares at December 31, 2025 and December 31, 2024, respectively	(38,347)	(38,347)

Total Stockholders’ Equity	304,284	323,925

Total Liabilities and Stockholders’ Equity	$3,279,466	$3,599,118

	June 30, 2026	December 31, 2025
	(In Thousands, Except Share and Per Share Data, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$14,573	$13,794
Interest-earning deposits	182,314	262,790

Total cash and cash equivalents	196,887	276,584

Interest-earning time deposits	735	735
Debt securities available for sale, at fair value	148,428	126,395
Equity investments, at fair value	3,851	9,172
Loans held for sale	10,777	—
Loans receivable, net of allowance for credit losses of $44,980 and $33,691, respectively	2,587,984	2,691,091
Federal Home Loan Bank of New York stock, at cost	9,048	14,176
Premises and equipment, net	11,737	12,056
Accrued interest receivable	14,661	13,834
Other real estate owned	5,000	5,000
Deferred income taxes, net	24,794	22,209
Goodwill and other intangibles	—	5,253
Operating lease right-of-use assets	10,479	10,660
Bank-owned life insurance (BOLI)	81,229	79,366
Other assets	12,516	12,935

Total Assets	$3,118,126	$3,279,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest-bearing deposits	$514,648	$531,140
Interest-bearing deposits	2,121,375	2,142,433

Total deposits	2,636,023	2,673,573
FHLB advances	125,000	235,000
Subordinated debentures	43,335	43,210
Operating lease liability	10,953	11,140
Other liabilities	10,896	12,259

Total Liabilities	2,826,207	2,975,182

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized; issued and outstanding 2,548 shares Series J 8.0% and Series K 6.0% (liquidation value $10,000 per share) noncumulative perpetual preferred stock at June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital preferred stock	25,243	25,243
Common stock: no par value; 40,000,000 shares authorized; issued 21,335,793 and 20,508,183 at June 30, 2026 and December 31, 2025, respectively, outstanding 18,101,822 and 17,274,212, at June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital common stock	204,451	203,429
Retained earnings	103,225	116,415
Accumulated other comprehensive loss	(2,653)	(2,456)
Treasury stock, at cost, 3,233,971 shares at June 30, 2026 and December 31, 2025	(38,347)	(38,347)

Total Stockholders’ Equity	291,919	304,284

Total Liabilities and Stockholders’ Equity	$3,118,126	$3,279,466

Consolidated Statements of Operations

	Years Ended December 31,
	2025	2024	2023
	(In Thousands, Except for Per Share Data)
Interest and dividend income:
Loans, including fees	$154,199	$172,046	$169,559
Mortgage-backed securities	2,941	1,378	880
Other investment securities	4,053	3,953	4,226
FHLB stock dividends and other interest-earning assets	11,766	16,632	13,695

Total interest and dividend income	172,959	194,009	188,360

Interest expense:
Deposits:
Demand and money market accounts	21,806	22,158	16,915
Savings and club	814	620	620
Certificates of deposit	38,502	55,442	39,157

	61,122	78,220	56,692
Borrowings	18,796	23,768	27,606

Total interest expense	79,918	101,988	84,298

Net interest income:	93,041	92,021	104,062
Provision for credit losses	42,011	11,570	6,104

Net interest income after provision for credit losses	51,030	80,451	97,958

Non-interest income:
Fees and service charges	4,962	4,717	5,334
BOLI income	3,326	2,633	1,751
Gain (loss) on sale of loans	29	(5,325)	36
Gain on sales of other real estate owned	—	—	77
Realized and unrealized (loss) gain on equity investments	(300)	379	(3,361)
Other	538	536	251

Total non-interest income	8,555	2,940	4,088

Non-interest expense:
Salaries and employee benefits	31,400	28,229	30,827
Occupancy and equipment	10,404	10,247	10,340
Data processing service fees	7,919	6,960	6,968
Professional fees	3,093	2,416	2,735
Director fees	1,351	1,151	1,083
Regulatory assessments	3,287	3,530	3,585
Advertising and promotional	1,125	863	1,348
Other real estate owned, net	15,077	—	7
Other	4,227	3,725	3,698

Total non-interest expense	77,883	57,121	60,591

(Loss) Income before income tax (benefit) provision	(18,298)	26,270	41,455
Income tax (benefit) provision	(5,771)	7,647	11,972

Net (Loss) Income	$(12,527)	$18,623	$29,483
Preferred stock dividends	1,929	1,832	702

Net (Loss) Income available to common stockholders	$(14,456)	$16,791	$28,781

Net (Loss) Income per common share-basic and diluted
Basic	$(0.84)	$0.99	$1.71

Diluted	$(0.84)	$0.99	$1.70

Weighted average number of common shares outstanding
Basic	17,186	17,007	16,870

Diluted	17,186	17,018	16,932

	Six Months Ended June 30,
	2026	2025	2024
Interest and dividend income:	(In thousands, Except for Per Share Amounts, Unaudited)
Loans, including fees	$71,734	$77,577	$87,758
Mortgage-backed securities	1,799	1,326	602
Other investment securities	2,103	2,025	1,981
FHLB stock and other interest earning assets	5,227	6,445	8,389

Total interest income	80,863	87,373	98,730

Interest expense:
Deposits:
Demand	10,583	11,002	10,606
Savings and club	248	368	318
Certificates of deposit	16,858	19,932	29,554

	27,689	31,302	40,478
Borrowings	6,992	10,964	11,470

Total interest expense	34,681	42,266	51,948

Net interest income	46,182	45,107	46,782
Provision for credit losses on loans	21,775	25,736	4,526

Net interest income after provision for credit losses on loans	24,407	19,371	42,256

Non-interest (loss) income:
Fees and service charges	2,504	2,478	2,334
BOLI income	1,863	1,394	1,346
(Loss) gain on sales of loans	(2,600)	—	(4,806)
Realized and unrealized losses on equity investments	(341)	(223)	(92)
Other	205	218	93

Total non-interest (loss) income	1,631	3,867	(1,125)

Non-interest expense:
Salaries and employee benefits	17,722	15,116	13,973
Occupancy and equipment	5,286	5,225	5,173
Data processing and communications	3,991	3,890	3,525
Professional fees	1,189	1,459	1,199
Director fees	490	731	531
Regulatory assessments	1,415	1,513	2,095
Advertising and promotional	689	395	469
Other real estate owned, net	280	—	—
Impairment of goodwill	5,253	—	—
Other	1,368	1,599	1,860

Total non-interest expense	37,683	29,928	28,825

(Loss) Income before income tax provision	(11,645)	(6,690)	12,306
Income tax (benefit) provision	(1,773)	(1,930)	3,623

Net (Loss) Income	$(9,872)	$(4,760)	$8,683
Preferred stock dividends	482	964	882

Net (Loss) Income available to common stockholders	$(10,354)	$(5,724)	$7,801

Net (Loss) Income per common share-basic and diluted
Basic	$(0.60)	$(0.33)	$0.46

Diluted	$(0.60)	$(0.33)	$0.46

Weighted average number of common shares outstanding
Basic	17,273	17,144	16,968

Diluted	17,273	17,144	16,968

Consolidated Statements of Comprehensive (Loss) Income

	Years Ended December 31,
	2025	2024	2023
	(In Thousands)
Net (Loss) Income	$(12,527)	$18,623	$29,483

Other comprehensive (loss) income, net of tax:
Available-for-sale debt securities:
Unrealized holding gains (losses) arising during the period	3,623	2,507	(1,493)
Tax effects	(892)	(618)	355
Benefit Plans:
Actuarial gain	74	519	131
Income tax (expense) benefit	(22)	(156)	7

Net-of-tax amount	52	363	138

Total other comprehensive income (loss)	2,783	2,252	(1,000)

Comprehensive (loss) income	$(9,744)	$20,875	$28,483

	Six Months Ended June 30,
	2026	2025	2024
	(In thousands, Unaudited)
Net (Loss) Income	$(9,872)	$(4,760)	$8,683

Other comprehensive income (loss), net of tax:
Available-for-sale debt securities:
Unrealized holding gains (losses) arising during the period	(261)	1,513	(404)
Tax effect	64	(373)	100

Other comprehensive income (loss), net of tax:	(197)	1,140	(304)

Comprehensive (loss) income	$(10,069)	$(3,620)	$8,379

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2025	2024	2023
Cash flows from Operating Activities:	(In Thousands)
Net (loss) income	$(12,527)	$18,623	$29,483
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of premises and equipment	1,560	1,713	1,978
Amortization and accretion, net	(592)	(1,464)	(2,533)
Provision for credit losses	42,011	11,570	6,104
Deferred income tax (benefit) expense	(5,942)	258	(2,537)
Loans originated for sale	(1,693)	(4,874)	(2,964)
Proceeds from sale of loans	1,722	40,096	2,371
Gain (loss) on sales of loans	(29)	5,325	(36)
OREO valuation allowance	15,077	—	—
Gain on sales of fixed asset	—	(4)	—
Realized and unrealized loss (gain) on equity investments	300	(379)	3,361
Gain from sales of other real estate owned	—	—	(77)
Increase in cash surrender value of BOLI	(3,326)	(2,633)	(1,751)
Stock-based compensation expense	1,016	767	593
Net change in accrued interest receivable	1,342	896	(2,617)
Net change in other assets	(2,459)	(48)	(890)
Net change in accrued interest payable	(1,139)	(582)	2,704
Net change in other liabilities	598	(1,537)	1,969

Net Cash Provided by Operating Activities	35,919	67,727	35,158

Cash flows from Investing Activities:
Proceeds from repayments, calls, and maturities on securities	41,242	3,769	14,745
Purchases of securities	(62,333)	(15,224)	(12,498)
Proceeds from sales of securities	—	—	5,232
Proceeds from sales of premises	—	4	—
Proceeds from sales of other real estate owned	—	—	152
Proceeds from sale of loans held in portfolio	—	6,127	—
Net decrease (increase) in loans receivable	244,423	228,676	(231,622)
Additions to premises and equipment	(1,047)	(1,225)	(4,527)
Redemption (purchase) of Federal Home Loan Bank of New York stock	10,096	645	(4,804)

Net Cash Provided by (Used In) Investing Activities	232,381	222,772	(233,322)

Cash flows from Financing Activities:
Net (decrease) increase in deposits	(77,285)	(228,222)	167,473
Proceeds from Federal Home Loan Bank of New York Long Term Advances	—	—	400,000
Repayments Federal Home Loan Bank of New York Long Term Advances	(220,800)	(18,000)	(150,000)
Net change in Federal Home Loan Bank of New York Short Term Advances	—	—	(160,000)
Purchase of treasury stock	—	—	(3,816)
Cash dividends paid on common stock	(10,625)	(10,443)	(10,440)
Cash dividends paid on preferred stock	(1,928)	(1,833)	(702)
Net proceeds from issuance of common stock	1,120	824	1,355
Net proceeds from issuance of preferred stock	520	9,690	15,270
Payments for redemption of preferred stock	—	(10,010)	(11,230)
Net proceeds from issuance of subordinated debt	—	38,754	—
Net payment from redemption of subordinated debt	—	(33,500)	—
Exercise of stock options	—	—	418

Net Cash (Used In) Provided by Financing Activities	(308,998)	(252,740)	248,328

Net (Decrease) Increase in Cash and Cash Equivalents	(40,698)	37,759	50,164
Cash and Cash Equivalents-Beginning	317,282	279,523	229,359

Cash and Cash Equivalents-Ending	$276,584	$317,282	$279,523

	Six Months Ended June 30,
	2026	2025	2024
Cash Flows from Operating Activities:	(In thousands, Unaudited)
Net (Loss) Income	$(9,872)	$(4,760)	$8,683
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of premises and equipment	822	763	895
Amortization and accretion, net	(497)	(306)	(856)
Provision for credit losses	21,775	25,736	4,526
Deferred income tax (benefit) expense	(2,521)	(4,942)	1,086
Loans originated for sale	(470)	(848)	(2,815)
Proceeds from sales of loans	478	—	2,799
Loss (gain) on sales of loans	2,600	—	4,806
Gain on sale of fixed assets	—	—	(4)
Realized and unrealized losses on equity investments	341	223	92
Stock-based compensation expense	474	551	397
Increase in cash surrender value of BOLI	(1,863)	(1,394)	(1,346)
Impairment of goodwill	5,253	—	—
Net change in accrued interest receivable	(827)	(671)	(504)
Net change in other assets	419	1,873	881
Net change in accrued interest payable	(639)	(947)	(803)
Net change in other liabilities	(724)	64	(1,422)

Net Cash Provided by Operating Activities	14,749	15,342	16,415

Cash flows from investing activities:
Proceeds from repayments, calls, and maturities on securities available for sale	12,314	9,853	1,396
Purchases of securities	(34,586)	(37,402)	—
Proceeds from sale of fixed asset	—	—	4
Proceeds from sales of equity investments	4,980	—	—
Proceeds from the sale of portfolio loans	—	—	2,014
Net decrease in loans receivable	68,541	111,159	73,726
Additions to premises and equipment	(503)	(447)	(184)
Redemption (purchase) of Federal Home Loan Bank of New York stock	5,128	5,510	(84)

Net Cash Provided by Investing Activities	55,874	88,673	76,872

Cash flows from financing activities:
Net (decrease) increase in deposits	(37,550)	(89,324)	(43,841)
Repayment from Federal Home Loan Bank of New York Long Term Advances	(110,000)	(150,000)	—
Net change in Federal Home Loan Bank of New York Short Term Advances	—	30,000	—
Cash dividends paid on common stock	(2,738)	(5,347)	(5,202)
Cash dividends paid on preferred stock	(482)	(964)	(882)
Net proceeds from issuance of common stock	450	670	625
Net proceeds from issuance of preferred stock	—	520	3,360

Net Cash Used in Financing Activities	(150,320)	(214,445)	(45,940)

Net (Decrease) Increase in Cash and Cash Equivalents	(79,697)	(110,430)	47,347
Cash and Cash Equivalents-Beginning	276,584	317,282	279,523

Cash and Cash Equivalents-Ending	$196,887	$206,852	$326,870

Supplementary Cash Flow Information:
Cash paid during the period for:
Income taxes	$664	$1,056	$2,429
Interest	35,319	43,214	52,751
Transfer of loans receivable to loans held for sale	13,385	—	38,402

See accompanying notes to consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December  31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June  30, 2026, each of which are incorporated by reference in this prospectus supplement.

RISK FACTORS

Investing in shares of our common stock involves significant risks, including the risks described below. You should carefully consider the following risks, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this prospectus supplement, as updated by Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 and our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC, before purchasing shares of our common stock. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. Our business, financial condition or results of operations could be negatively affected if the events contemplated by these risks or if additional risks and uncertainties not currently known to us or those that we currently view to be immaterial come to fruition. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

Risks Related to the Company’s Common Stock and this Offering

In June 2026, we suspended paying dividends on our common stock and preferred stock and will need to return to profitability before we can consider reinstating dividends.

Our board of directors has approved the suspension of the payment of common and preferred stock dividends. This action followed incurring a net loss for 2025 and for the first six months of 2026. Future dividends, if any, will substantially depend upon our future earnings and financial condition, liquidity and capital requirements, regulatory and state law restrictions, general economic conditions and regulatory climate and other factors deemed relevant by our board of directors. We can provide no assurance as to when, or whether, we will resume the payment of dividends, and there is no guarantee as to the amount or level of any dividend we may declare if and when payments resume. The continued suspension of dividends could adversely affect the market price of our common stock and may make it more difficult to raise capital on favorable terms, and there can be no assurance that the suspension will be sufficient to preserve adequate liquidity at the holding company level if adverse conditions continue or worsen.

In the event our board of directors determines to resume the payment of dividends, the holders of our common stock are entitled to receive only such cash dividends as our board of directors may declare out of funds legally available for the payment of dividends. We are a holding company that conducts substantially all of our operations through the Bank. As a result, our ability to make dividend payments on our common stock will depend primarily upon the receipt of dividends and other distributions from the Bank. Under New Jersey banking law, the Bank may pay a dividend to the Company provided that following the payment of the dividend the capital stock of the Bank will be unimpaired and the Bank will have a surplus of not less than 50 percent of its capital stock, or if not, the payment of such dividend will not reduce the surplus of the Bank.

Under New Jersey law, the Company may not make a distribution, if, after giving effect to the distribution, it would be unable to pay its debts as they become due in the usual course of business or if its total assets would be less than its liabilities. It is also the policy of the Federal Reserve that a bank holding company generally may only pay dividends on common stock out of net income available to common stockholders over the past twelve months and only if the prospective rate of earnings retention appears consistent with a bank holding company’s capital needs, asset quality, and overall financial condition. A bank holding company also should not maintain a dividend level that places undue pressure on the capital of such institution’s subsidiaries, or that may undermine the bank holding company’s ability to serve as a source of strength for such subsidiaries.

Our common stock is not heavily traded, and the stock price may fluctuate significantly.

Our common stock is traded on the Nasdaq Global Market under the symbol “BCBP.” Certain brokers currently make a market in the common stock, but such transactions are infrequent and the volume of shares traded is relatively small. Management cannot predict whether these or other brokers will continue to make a market in our common stock. Prices on stock that is not heavily traded, such as our common stock, can be more volatile than heavily traded stock. Factors such as our financial results, the introduction of new products and services by us or our competitors, publicity regarding the banking industry, inflation, changing interest rates, and various other factors affecting the banking industry may have a significant impact on the market price of the shares of the common stock. Management cannot predict the extent to which an active public market for our common stock will develop or be sustained in the future. Accordingly, stockholders may not be able to sell their shares of our common stock at the volumes, prices, or times that they desire.

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of products and cause the price of our common stock to decline.

Our common stock is subordinate to our existing and future preferred stock in the payment of dividends and liquidation and subordinate to our current and future indebtedness.

As of the date of this prospectus supplement, we had outstanding 2,548 shares of our Series J 8.0% and Series K 6.0% Noncumulative Perpetual Preferred Stock. These shares have rights that are senior to our common stock. Holders of our preferred stock are entitled to receive discretionary, non-cumulative dividends, payable quarterly. The dividend rate is fixed at 8.0% for our Series J preferred stock and at 6.0% for our Series K preferred stock.

Payments on the preferred stock as described in the paragraph above, if any, are to be made before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of our preferred stock must be satisfied in full before any distributions can be made to the holders of our common stock.

Additionally, our board of directors has the authority to issue an aggregate of up to 10,000,000 shares of preferred stock, and to determine the terms of each issue of preferred stock, without stockholder approval. Accordingly, you should assume that any shares of preferred stock that we may issue in the future will also be senior to our common stock. Because our decision to issue preferred equity securities in the future will depend on market conditions and other factors beyond our control, the amount, timing, nature or success of our future capital raising efforts is uncertain. Thus, holders of our common stock bear the risk that our future issuances of preferred equity securities will negatively affect the market price of our common stock.

In addition, our common stock will rank junior to all existing and future indebtedness and other non-equity claims. At June 30, 2026, the Company had $40.0 million of subordinated debentures and $4.1 million of junior subordinated debentures outstanding.

Our operations may require us to raise additional capital, which may result in dilution to our then-existing stockholders and may not be available when it is needed, or at all.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. We can offer no assurance that our capital resources following this offering will be adequate to satisfy our capital requirements for the foreseeable future. Accordingly, we may need to raise additional capital by issuing securities. The issuance of additional equity capital could be dilutive to the interests of our then-existing stockholders, including investors in this offering.

Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, we may be unable to comply with regulatory capital requirements, which could cause our federal and state regulators to restrict our operations. Our inability to raise additional capital when needed could have a material adverse effect on our business, financial condition and results of operations.

We may issue additional equity securities, or engage in other transactions which could dilute our book value or affect the priority of our common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock, preferred stock or other securities. We are generally not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors, some of which are beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be effected. Such offerings could be dilutive to holders of our common stock.

Our board of directors is also authorized to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. New investors may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current holders of our common stock. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation of the Company, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders, including the purchasers of shares in this offering, or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Anti-takeover provisions could negatively impact our stockholders.

Certain provisions of our restated certificate of incorporation and by-laws and federal banking laws, including regulatory approval requirements, may discourage, delay, limit, or prevent third parties from acquiring control of us or causing us to engage in change-of-control transactions, even if doing so would be perceived to be beneficial to our stockholders. Our certificate of incorporation and by-laws, for example:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•	provide that vacancies on our board of directors may be filled by a majority of directors then in office, even though less than a quorum, or by a sole remaining director;

•	specify that special meetings of our stockholders can be called only by our board of directors, the president, or the chairman of our board of directors;

•	provide for the ability of stockholders to take action by written consent;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

•	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock.

Under New Jersey law, cumulative voting in the election of directors is not permitted unless a corporation’s certificate of incorporation provides for it. There is no cumulative voting in the election of our directors. The absence of cumulative voting means that the holders of a majority of our voting shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. In addition, under New Jersey law, we may not engage in a business combination with an interested stockholder – generally, a beneficial owner of 10% or more of our voting stock – for five years after the stakeholder became an interested stockholder, unless certain exemptions are met.

If the Company reincorporates to the state of Delaware (see “Prospectus Supplement Summary—Recent Developments—Selected Anticipated Events—Reincorporation to Delaware”), we will become subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. For example, Section 203 of the Delaware General Corporation Law, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

By discouraging third parties from seeking to obtain control of us in a tender offer, non-negotiated merger or other business combination, the combination of these provisions could adversely affect the market price of our common stock and, in turn, deprive our stockholders of an opportunity to sell their shares at a premium over prevailing market prices. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our board of directors.

An investment in our common stock is not an FDIC insured deposit and is subject to risk of loss.

Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, including the loss of your entire investment.

Risks Related to Credit

Our strategies for increasing liquidity and strengthening the balance sheet, including loan sales, will result in substantial losses and may not be successful.

As part of its strategy to meaningfully de-risk the balance sheet, during the third quarter of 2026, management of the Bank identified for sale a portfolio of certain problem loans that are rated criticized or classified under the Bank’s internal risk rating system. See “Prospectus Supplement Summary—Recent Developments—Selected Anticipated Events—Contemplated Loan Sales”. The Bank commenced the marketing of the portfolio of problem loans for sale and expects to transfer any of these loans not sold to held for sale in the third quarter of 2026. Loans held for sale are accounted for at the lower of amortized cost or fair value and, as a result, a lower of cost or market (“LOCOM”) adjustment is expected to be recorded in our 2026 third quarter financial statements, resulting in a substantial loss in the quarter. See “Prospectus Supplement Summary—Recent Developments—Selected Anticipated Events—Contemplated Loan Sales” and “—Third Quarter Outlook.”

The Bank has received non-binding indications of interest from multiple potential purchasers with respect to loans having an aggregate unpaid principal balance of approximately $210 million. The Bank currently expects to complete the sales of these problem loans during the third quarter of 2026. The definitive loan purchase agreements for the loan sales are still being negotiated, and the prospective purchasers are continuing to conduct their due diligence reviews of the loans. Accordingly, there can be no assurance that all or any portion of the loans in the marketed portfolio will ultimately be sold, that any such sales will be completed during the third quarter of 2026 or at all, or that the final sales prices will be consistent with the indications of interest received by the Bank.

Additionally, depending on the outcome of the negotiations with various potential buyers, we expect to sell such loans at a significant loss, which would adversely affect our financial condition and results of operations. A reduction in the sale price of the loans we sell would likely result in a reduction in the fair value of our loans held for sale, which would negatively impact our results of operations.

Third parties, including purchasers of sold loans or participations, government-sponsored enterprises, and other counterparties, may assert repurchase demands, indemnification claims, or other obligations arising from representations and warranties made by the Company in connection with loan sales or servicing agreements. The occurrence of such demands or claims in excess of established reserves could adversely affect the Company’s liquidity, financial condition, and results of operations.

Our comprehensive re-evaluation of our credit portfolios has identified and may continue to identify additional loan deterioration, which would adversely impact our financial condition, regulatory capital ratios and results of operations.

Since June 1, 2026, we have been engaged in a comprehensive re-evaluation of our credit portfolios with the assistance of independent consultants, as part of our effort to identify and address loan deterioration in our loan portfolio to assist us in strengthening the balance sheet and position the Bank for long-term success. The initial feedback from this re-evaluation was reflected in the Company’s loan loss reserving decisions for the second quarter of 2026. As a result of this re-evaluation, during the third quarter of 2026, management of the Bank identified for sale and commenced marketing of a portfolio of certain problem loans, totaling approximately $210 million. Any loans not sold by quarter-end are expected to be transferred to held for sale. In addition, during the third quarter the Bank intends to transfer approximately $27 million of commercial real estate loans exhibiting credit weakness to held for sale. The Bank also commenced marketing for the potential sale of its business lines focused on cannabis related customers, including the sale of certain cannabis related loans having an aggregate unpaid principal balance of approximately $69 million as of June 30, 2026. Accordingly, the aggregate of approximately $96 million of commercial real estate loans and the cannabis related loans marketed for sale are expected to be transferred to held for sale in the third quarter of 2026. See “Recent Developments-Selected Anticipated Events-Contemplated Loan Sales”. The Company is working toward completion of the re-evaluation by the end of the third quarter.

As our re-evaluation continues, we will fully explore various alternatives to strengthen the loans identified in this review or exit the relationships, which may include workouts and loan restructurings, such as potentially seeking additional collateral, interest rate adjustments, or select loan sales. It is possible that the process of completing this re-evaluation, and effecting any resulting workouts, restructurings, or loan sales, could result in higher than anticipated costs, adverse financial impacts, or the identification of additional problem loans or credit deterioration beyond what has already been reflected in our provision for credit losses and allowance for credit losses as of June 30, 2026. If difficulties with completing this re-evaluation are encountered, the process may take longer than expected, and any resulting increase to our allowance for credit losses would adversely affect our net income and could adversely affect our capital position.

A portion of the loans in our portfolio currently include exceptions to our loan policies and supervisory guidelines.

All loans we make are subject to written loan policies adopted by our board of directors and supervisory guidelines imposed by our regulators. Our loan policies are designed to reduce risks by requiring loan officers to take certain steps prior to closing, including documenting and perfecting liens on collateral and requiring proof of adequate insurance coverage.

As part of the Company’s internal loan portfolio re-evaluation that started in the second quarter of 2026 and is currently continuing during the third quarter of 2026, we have discovered instances of past noncompliance with internal policies. Between 2021 and 2023, the Bank experienced accelerated loan origination growth, prompted in part by noncompliance with underwriting policies and resulting in a significant number of exceptions, including loans that may have exceeded certain internal size limits, debt service coverage targets, loan to value ratios and collateral requirements.

Loans that do not fully comply with our loan policies are known as “exceptions,” which we categorize as policy exceptions, financial statement exceptions, and document exceptions. Loans originated with exceptions may result in a higher number of delinquencies and defaults, which could have a material and adverse effect on our business, results of operations and financial condition. In addition, we may be subject to regulatory action by federal or state banking authorities if they believe the number of exceptions in our loan portfolio represents an unsafe or unsound banking practice under applicable law.

Our loan portfolio consists of a high percentage of loans secured by commercial and multi-family real estate loans. The concentration of our loan portfolio in these types of loans carries various risks, which could increase the potential for future losses.

At June 30, 2026, $2.0 billion, or 76.3 percent, of our loan portfolio consisted of commercial and multi-family real estate loans, excluding cannabis-related commercial real estate. We intend to continue to emphasize the origination of these types of loans in the future. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the types of business and collateral, the size of loan balances, the effects of nationwide and regional economic conditions on income-producing properties and businesses and the increased difficulty of evaluating and monitoring these types of loans.

These commercial real estate loans expose us to greater risk of nonpayment and loss than one- to four-family family residential mortgage loans because repayment of the loans often depends on the successful operation and income stream of the borrowers. Economic events, including decreases in office occupancy due to the shift to remote working environments or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow of the affected properties. Commercial real estate loans also typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to four-family residential loans. Accordingly, charge-offs on these loans may be larger on a per loan basis than those incurred with other loan portfolios. An unexpected adverse development on one or more of these types of loans can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to four-family residential mortgage loan.

Additionally, the market value of real estate can fluctuate significantly in a short period of time as a result of interest rates and market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in the Company’s market areas could increase the credit risk associated with the Company’s loan portfolio. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, then the Company may not be able to realize the full value of the collateral that the Company anticipated at the time of originating the loan, which could force the Company to take charge-offs or require the Company to increase the Company’s provision for credit losses, which could have a material adverse effect on the Company’s business, financial condition, results of operations and growth prospects. If we foreclose on these loans, our holding period for the collateral is also typically longer than for a one- to four-family residential property because there are fewer potential purchasers of the collateral.

As a result of the associated risks, banking regulators continue to give greater scrutiny to lenders with a high concentration of commercial real estate loans in their portfolios, such as us, and such lenders are expected to implement stricter underwriting standards, internal controls, risk management policies, and portfolio stress testing, as well as higher capital levels and loss allowances.

If we cannot effectively manage the risk associated with our high concentration of commercial real estate loans, our financial condition and results of operations may be adversely affected.

Our commercial real estate portfolio includes a subsection of cannabis related loans, which carry higher risk relative to other commercial real estate and commercial business loans, including the possibility of regulatory compliance costs.

In 2014, we implemented specialized deposit services intended for a limited number of state-licensed medical-use cannabis business customers. In 2022, the Bank expanded its cannabis-related business offerings to include lending on real estate and deposit services to state-licensed recreational cannabis businesses. Although the Bank is no longer originating new cannabis related loans, at June 30, 2026, the size of the cannabis related loan portfolio was $69.2 million, and the total loan loss reserve for the portfolio was $1.5 million. During the six-month period ended June 30, 2026, the Company had no net charge offs related to cannabis commercial real estate. During the third quarter of 2026, the Company completed the sale of its cannabis OREO for a pre-tax gain of $3.3 million. During 2025, the Company experienced $12.8 million in net charge offs and $13.8 million in OREO expenses related to cannabis commercial real estate.

Cannabis related loans include commercial and multi-family, construction, and commercial business loans to borrowers involved in the cannabis industry, and have the risks inherent in such loan types discussed herein in addition to risk inherent in this industry. While medical use cannabis and recreational use businesses are legal in numerous states, including our primary markets of New Jersey and New York, such businesses are not legal at the federal level. In April 2026, the U.S. Department of Justice (“DOJ”) issued an order reclassifying cannabis subject to a state medical marijuana license and cannabis products approved by the U.S. Food and Drug Administration from Schedule I to Schedule III of the Controlled Substances Act of 1970 (“CSA”). The Drug Enforcement Administration, in response to an Executive Order issued by the Trump Administration, has also taken certain actions, including a formal rule proposal, aimed at a broader rescheduling of all marijuana. The outcome and timing of this rulemaking process, as well as other related actions, remains uncertain at this time. Marijuana outside the scope of the DOJ’s order, including adult-use recreational marijuana, remains a Schedule I drug under the CSA.

Any change in the federal government’s enforcement position could potentially subject our borrowers to criminal prosecution and other sanctions, which would have a material adverse effect on their businesses. Cannabis-related loans present greater repayment and credit risk than similar loans to borrowers outside the cannabis industry. Cannabis-related businesses are generally not able to seek protection under federal bankruptcy law, which may limit a borrower’s ability to reorganize its obligations in the event of financial distress and increases the risk that the Bank will not recover the full amortized cost of a loan upon default. In addition, providing banking services to cannabis-related businesses subjects the Bank to enhanced obligations under the Bank Secrecy Act and related anti-money laundering regulations, including specialized customer due diligence and ongoing monitoring requirements, and the filing of suspicious activity reports specific to marijuana-related accounts. Compliance with these heightened requirements increases the Bank’s operational costs and regulatory risk. These factors, combined with the industry’s sensitivity to state regulatory and pricing volatility, may result in higher loss severities on cannabis-related loans as compared to the Bank’s other loan segments.

Our commercial business loan portfolio includes commercial business express loans, which carry higher risk relative to other commercial real estate and commercial business loans, and have generated elevated losses. The loan loss reserves established for the express loan portfolio may be insufficient to cover additional charge-offs. Any additional increases in charge-offs beyond the established reserves would adversely affect our net income.

The Bank originated commercial business express loans to support small business owners coming out of the COVID crisis. The portfolio consists of a large number of loans with a majority of the loans carrying a balance of $250,000 or lower. These loans were generally originated to provide businesses with expedited access to capital. As a result, the loans may involve characteristics that differ materially from the Bank’s traditional commercial business lending activities and may carry a higher risk profile relative to other commercial business loans. In many cases, these loans are unsecured and were underwritten using processes tailored to address borrowers’

immediate liquidity needs, which may not have involved the same level of financial analysis and ability-to-repay assessment typically applied to the Bank’s broader commercial business loan portfolio. Accordingly, this portfolio is subject to heightened repayment risk and may be more vulnerable to adverse economic or borrower-specific developments than the Bank’s traditional commercial business lending portfolio.

On June 30, 2026, the size of the business express loans portfolio was $68.9 million and the total loan loss reserves for the portfolio totaled $10.5 million. The significantly higher level of loan loss reserves established for business express loans reflect the higher losses experienced in the portfolio. During the six-month period ended June 30, 2026, the Company experienced $1.1 million in net charge offs related to the business express portfolio. During 2025, the Company experienced $9.8 million in net charge offs. The elevated charge-offs experienced were driven by the deterioration experienced in the business express loans. The loan loss reserves established for the express loan portfolio may be insufficient to cover additional charge-offs. Any additional increases in charge-offs beyond the established reserves would adversely affect our net income.

The proposed sale of our cannabis business, if consummated, may materially and adversely affect our results of operations.

In the third quarter of 2026, the Bank commenced marketing for the potential sale of its business lines focused on cannabis related customers, including the sale of certain cannabis related loans having an aggregate unpaid principal balance of $69 million and deposits from cannabis related businesses with an aggregate principal balance of $70 million, in each case as of June 30, 2026. Accordingly, the cannabis related loans marketed for sale are expected to be transferred to held for sale in the third quarter of 2026. See “Prospectus Supplement Summary—Recent Developments—Selected Anticipated Events.”

There can be no assurance that all or any portion of the Bank’s cannabis business will ultimately be sold or that any such sales will be completed during the year ending December 31, 2026, if at all. The Bank may also sell its cannabis business at a significant loss, which could adversely affect our financial condition and results of operations. Following any sale of our cannabis business, the absence of cannabis-related business activities going forward could also materially and adversely affect our future results of operations.

Our commercial business loan portfolio includes commercial and industrial (“C&I”) loans, which may expose our Company to greater financial and credit risk than other loans.

At June 30, 2026, $157.5 million, or 6.0 percent, of our loan portfolio consisted of C&I loans, which exposes us to increased credit risk. The credit risk associated with C&I loans is a result of several factors, including the concentration of principal in a limited number of loans and to borrowers in similar lines of business, the size of loan balances, the effects of general economic conditions on the demand for C&I products and services and income-producing properties, and the increased difficulty of evaluating and monitoring these types of loans.

Repayment of C&I loans in some cases is dependent upon the successful operation of the related business or the development or sale of the related real estate. If the actual or potential cash flow from a business or property is reduced, the borrower’s ability to repay the loan may be impaired. Underwriting and portfolio management activities cannot completely eliminate all risks related to these loans. Any significant failure to pay on time or other significant default by our clients would materially and adversely affect us. In addition, if the Bank forecloses on the collateral securing C&I loans, the potential market for selling such collateral may be limited to persons already engaged in a similar business. That may result in the Bank recovering an amount for such collateral less than the amount of the loan or taking an extended time to liquidate such collateral.

Sustained economic downturns increase the risk of credit losses or charge-offs related to our commercial and industrial loans. It may therefore be necessary to increase the level of our allowance for credit losses because of the increased risk characteristics associated with these types of loans. Any such increase to our allowance for credit losses would adversely affect our earnings.

The asset quality of our loan portfolio may continue to deteriorate if the economy falters, resulting in a portion of our loans failing to perform in accordance with their terms. Under such circumstances, our financial condition will be adversely affected.

Financial risk, including continued inflation and the possibility of a recession, continues to affect economic conditions in the United States as a whole and in the markets that we serve. Our loan portfolio includes primarily secured real estate loans, demand for which may decrease and delinquencies of which may increase during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values, an increase in interest rates and a slowdown in housing.

At June 30, 2026, total substandard and special mention loans totaled $367.4 million, or 13.94 percent of gross loans, as compared to $360.0 million, or 13.19 percent of gross loans, at December 31, 2025. The Bank had non-accrual loans totaling $72.0 million, or 2.73 percent of gross loans, at June 30, 2026.

Should our local or regional economy weaken, we could experience higher delinquencies and nonperforming assets, including loan charge offs, as well as increases in nonaccrual loans and loan modifications, which would reduce our net income and result in losses to the Company.

Nonperforming assets adversely affect the Company’s net income in various ways. The Company does not record interest income on nonaccrual loans, which adversely affects its income and increases credit administration costs. When the Company receives collateral through foreclosures and similar proceedings, it is required to mark the related asset to the then fair market value of the collateral less estimated selling costs, which may, and often does, result in a loss. An increase in the level of nonperforming assets also increases the Company’s risk profile and may impact the capital levels regulators believe are appropriate in light of such risks.

The Company may use various techniques such as workouts, restructurings, and loan sales to manage problem assets. Increases in or negative adjustments in the value of these problem assets, the underlying collateral, or in the borrowers’ performance or financial condition, could adversely affect the Company’s business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management and staff, which can be detrimental to the performance of their other responsibilities, including generation of new loans.

There can be no assurance that loans that we originated will not experience asset quality deterioration as a result of a downturn in the local or broader economy, which could adversely affect the Company’s results of operations and financial condition.

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

Our loan customers may not repay their loans according to the terms of their loans, and the collateral securing the payment of their loans may be insufficient to pay any remaining loan balance. We may experience significant credit losses, which could have a material adverse effect on our operating results. We maintain allowance for credit losses on loans and off-balance sheet exposures. The calculation of allowance for credit losses utilizes the use of econometric models that rely on various assumptions including but not limited to historical credit loss experience, economic forecasts, and expected future credit risks and trends. Additionally, Management relies on qualitative adjustments, as deemed necessary, to supplement the quantitative results generated by the models. Several factors including the possibility of a recession, inflation, global pandemics, natural disasters, changes in regulations, identification of additional loan downgrades and other factors that are within and outside of our control may require a material increase in the allowance for credit losses for both on balance sheet loans and off-balance sheet credit exposures. Any increase in the allowance for credit losses will negatively impact our net income, possibly capital, and may have an adverse impact on our business and results of operations.

Our failure to recognize the signs of a deteriorating credit or a portfolio segment early can contribute to credit losses. We can give you no assurance that our non-performing loans will not increase or that our non-performing or delinquent loans will not adversely affect our future performance.

In addition, federal and state regulators periodically review our allowance for credit losses and may require us to increase our allowance for credit losses or recognize further loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

Our loan portfolio is concentrated within certain industries and borrowing relationships.

Credit risk is primarily related to the risk that a borrower will not be able to repay some or all of its obligations to us. Concentrations of credit risk occur when the aggregate amount owed by one borrower, a group of related borrowers, or borrowers within the same or related markets, industries or groups, represent a relatively large percentage of the total capital or total credit extended by a bank. Although each loan in a concentration may be of sound quality, concentration risks represent a risk not present when the same loan amounts are extended to a more diversified group of borrowers. Loans concentrated in one borrower depend, to a large degree, upon the financial capability and character of the individual borrower. Loans made to a group of related borrowers can be susceptible to financial problems experienced by one or a few members of that group. Loans made to borrowers that are part of the same or related industries or groups, or that are located in the same market area, can all be adversely impacted with respect to their ability to repay some or all of their obligations when adverse conditions prevail in the broader economy generally, in the market specifically or even within just the respective industries or groups.

In addition to credit risks resulting from such concentrations, regulators could require that the Bank raise capital, diversify its loan portfolio, or limit further growth in such relationships or industries to mitigate such risks.

As of June 30, 2026, the Bank’s total exposure (including outstanding loans and commitments) to its ten largest borrower relationships represented in the aggregate $373.0 million of unpaid principal balance, or approximately 14.2% of the Bank’s loan portfolio, ranging from $29.1 million to $50 million of unpaid principal balance. The majority of these relationships are real estate secured. If one or more of these large relationships were to become non-performing, we would need to increase or allowance for credit losses and may incur increased charge-offs which could have a material adverse impact on our financial condition and results of operation. See the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2026, filed with the SEC on August 10, 2026, for a summary of the Bank’s top ten relationship loans at June 30, 2026.

Operational Risks

The discontinuation of our residential lending program and temporary suspension of our commercial lending may materially and adversely affect our results of operations.

As previously disclosed, in June 2026 we ceased the origination of residential mortgage, home equity and consumer loans. We have decided to permanently suspend our residential lending program. We have also temporarily suspended the origination of new commercial loans pending the completion of the internal re-evaluation of our credit portfolio discussed elsewhere in this prospectus supplement. While the Bank will continue to evaluate and act on renewals and extension of loans currently in portfolio that approach maturity or extension dates, the resulting reduction in overall loan origination will serve to constrain balance sheet growth and result in some balance sheet reduction, which may adversely impact our interest income and therefore our results of operations.

A lack of liquidity could adversely affect our financial condition and results of operations and result in regulatory limits being placed on the Company.

Liquidity is essential to our business. We rely on our ability to generate deposits and effectively manage the repayment and maturity schedules of our loans to ensure that we have adequate liquidity to fund our operations. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our most important source of funds is deposits. Deposit balances can decrease when customers perceive alternative investments as providing a better risk/return tradeoff, or in response to concerns about our asset quality, financial performance or reputation. If customers move money out of deposits such as money market and time deposit accounts, we will lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income. We have in the past relied, and may in the future need to rely, on higher-cost brokered deposits and FHLB advances to fund our operations, and any reduction in our access to or increase in the cost of these funding sources could adversely affect our liquidity and results of operations.

Moreover, depending on the capitalization and regulatory treatment of depository institutions, including whether an institution is subject to a supervisory prompt corrective action directive, certain additional regulatory restrictions and prohibitions may apply, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. In the event such restrictions on interest rates paid on deposits become applicable to us, we will likely need to reduce our interest rates paid on a large segment of our deposits, which could result in significant deposit withdrawals. Significant deposit withdrawals could materially reduce our liquidity, and, in such an event, we may be required to replace such deposits with higher-costing borrowings.

Our other primary sources of funds are net growth in deposits (primarily retail), principal and interest payments on loans and investment securities, proceeds from the sale of originated loans, and FHLB and other borrowings. We also have access to unsecured overnight lines of credit and other collateralized borrowings from the Federal Reserve Bank Discount Window, the FHLB of New York, and other correspondent banks. At June 30, 2026, we had the ability to obtain additional funding of $499.7 million from the FHLB and $199.5 million from the Federal Reserve Bank Discount Window, utilizing unencumbered loan collateral. Our access to funding sources in amounts adequate to finance or capitalize our activities, or on terms that are acceptable to us, could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets, a downgrade or negative outlook in our credit quality metrics, or negative views and expectations about the prospects for the financial services industry. Our access to funding sources could also be affected by a decrease in the ability to sell loans as a result of a downturn in our markets or by one or more adverse regulatory actions against us. A lack of liquidity could also attract increased regulatory scrutiny and potential restraints imposed on us by regulators.

Any decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses or fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, financial condition and results of operations.

In addition, our recurring cash requirements at the holding company level primarily consist of interest expense on subordinated debentures. At June 30, 2026, the Company had $40.0 million of subordinated debentures outstanding and $4.1 million of trust preferred securities. The Company’s ability to service this debt, and to meet its other obligations at the holding company level, depends on the amount of cash and liquidity available to the Company directly. At June 30, 2026, we had $196.9 million in cash and cash equivalents on a consolidated basis. Because the Company is a separate legal entity from the Bank, there can be no assurance that sufficient funds will be available to the Company to meet these obligations as they become due. Holding company cash needs are routinely satisfied by dividends collected from the Bank. While we expect that the holding company will continue to receive dividends from the Bank sufficient to satisfy holding company cash needs, in the event that the Bank has insufficient resources or is subject to legal or regulatory restrictions on the payment of dividends, the Bank may be unable to provide dividends or a sufficient level of dividends to the holding company. In that event, the holding company may have insufficient funds to satisfy its obligations as they become due, which in the case of the subordinated debentures would result in an event of default by the Company.

Adverse events in New Jersey and the New York metropolitan area, where our business is generally concentrated, could adversely affect our results and future growth.

Our business, the location of our branches, and the real estate collateralizing our real estate loans are generally concentrated in New Jersey and the New York metropolitan area. As a result, we are exposed to geographic risks. The occurrence of an economic downturn in New Jersey or the New York metropolitan area, or adverse changes in laws or regulations in New Jersey or the New York metropolitan area, could impact the credit quality of our assets, the business of our customers and our ability to expand our business.

Our success significantly depends upon the growth in population, income levels, deposits, and housing in our market area. If the communities in which we operate do not grow or if prevailing economic conditions locally, regionally, or nationally are unfavorable, our business may be negatively affected. In addition, the economies of the communities in which we operate are substantially dependent on the growth of the economy in the State of New Jersey and the New York metropolitan area. To the extent that economic conditions in New Jersey are unfavorable or do not continue to grow as projected, the economy in our market area would be adversely affected. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our market area if they do occur.

In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of June 30, 2026, approximately 91.5 percent of our total loans were secured by real estate. Adverse developments affecting commerce or real estate values in the local economies in our primary market areas could increase the credit risk associated with our loan portfolio. In addition, a significant percentage of our loans is to individuals and businesses in New Jersey. Our business customers may not have customer bases that are as diverse as businesses serving regional or national markets. Consequently, any decline in the economy of our market area could have an adverse impact on our revenues and financial condition. In particular, we may experience increased loan delinquencies, which could result in a higher provision for credit losses and increased charge-offs. Any sustained period of increased non-payment, delinquencies, foreclosures, or losses caused by adverse market or economic conditions in our market area could adversely affect the value of our assets, revenues, results of operations and financial condition.

We depend primarily on net interest income for our earnings rather than fee income.

Net interest income is the most significant component of our operating income. We have less reliance on traditional sources of fee income utilized by some community banks, such as fees from sales of insurance, securities, or investment advisory products or services. For the six-month period ended June 30, 2026 and the years ended December 31, 2025 and 2024, our net interest income was $46.2 million, $93.0 million and $92.0 million, respectively. The amount of our net interest income is influenced by the overall interest rate environment, competition, and the amount of our interest-earning assets relative to the amount of our interest-bearing liabilities. In the event that one or more of these factors were to result in a decrease in our net interest income, we do not have significant sources of fee income to make up for decreases in net interest income.

We may change our corporate strategies or underwriting and servicing practices, which may adversely affect our business.

We have changed, and may in the future change, certain aspects of our corporate strategies or any of our underwriting guidelines without notice to our stockholders. Any changes in strategy or our underwriting or servicing practices could affect our business in any number of ways, including impacting our customer base, product and service offerings, risk profile of our loan portfolios, and operational and regulatory compliance requirements. A change in our underwriting and servicing practices could also reduce our credit spread and increase our exposure to interest rate risk, default risk and liquidity risk. We may also decide to modify our strategy with respect to loan sales, including increasing the number of loans sold. We continue to evaluate our business strategies and underwriting and servicing practices and will continue to make changes to adapt to changing economic conditions, regulatory requirements and industry practices.

We face risks related to our operational, technological and organizational infrastructure.

Our ability to grow and compete, including to develop and deliver new products that meet the needs of our existing customers and attract new ones, is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure as we expand. Our ability to run our business in compliance with applicable laws and regulations is also dependent on that infrastructure. Operational risk can manifest itself in many ways, including but not limited to errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons and exposure to external events, and we are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems, which we use both to interface with our customers and to manage our internal financial records and other systems. Any shortcomings in our technology systems subject us to risks of misconduct or errors by our employees that may go undetected.

We monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective and appropriate to do so. If we experience difficulties in any of these areas, fail to comply with banking regulations or keep up with increasingly sophisticated technologies, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially.

Third-party vendors provide key components of our business infrastructure and our technology framework, such as internet connections, network access and core application processing. While we have selected these third-party vendors carefully and monitor their performance in accordance with supervisory requirements, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers and otherwise to conduct our business. Replacing these third-party vendors could also entail significant delay and expense. These third-party vendors are also subject to the same cyber risks and other risks that we encounter.

Risks associated with system failures, interruptions, cyber-attacks, or breaches of security, including denial of service attacks, hacking, social engineering attacks targeting our colleagues, contractors, and customers, malware intrusion or data corruption attempts, and identity theft that could result in the disclosure of confidential, proprietary, personal and other information, any of which could adversely affect our business or reputation and negatively affect our earnings, as well as create significant legal and financial exposure.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches (including privacy breaches and cyber-attacks), but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we take protective measures, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

There have been increasing efforts on the part of third parties, including through cyber-attacks, to breach data security at financial institutions or with respect to financial transactions. Cybercrime risks have increased due to the proliferation of new technologies, including Artificial Intelligence (“AI”), and the increased use of electronic and mobile banking activities. There have been several recent instances involving financial services and consumer-based companies reporting the unauthorized disclosure of client or customer information or the destruction or theft of corporate data. In addition, because the techniques used to cause such security breaches change frequently and often are not recognized until launched against a target and may originate from less regulated and remote areas of the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. The ability of our customers to bank remotely, including through online and mobile devices, requires secure transmission of confidential information and increases the risk of data security breaches.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, which could result in additional regulatory scrutiny, potential exposure to litigation, and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

We use AI in connection with our business and operations, which exposes us to inherent risks that may expose us to material harm.

Artificial Intelligence (“AI”) in the banking industry refers to the use of advanced algorithms, machine learning, and automation to enhance operational efficiency, improve customer experiences, strengthen security, and optimize financial decision-making. Banks leverage AI for fraud detection, risk assessment, predictive analytics, chatbots for customer service, personalized financial recommendations, and automated regulatory compliance. By analyzing vast amounts of data in real time, AI helps institutions reduce costs, mitigate risks, detect anomalies, and deliver more efficient and secure banking services.

We do not utilize AI for decision-making processes or internal bot usage as any automation within the Bank is driven by macros and predefined rule-based workflows rather than AI-driven models. AI technology, however, is employed within select third-party solutions integrated into our operations. These third-party tools may utilize a limited AI model to support security, risk management, and operational efficiency but do not influence credit, lending, or other decision-making functions within the Bank.

AI is complex and rapidly evolving, and the introduction of AI, a relatively new and emerging technology in the early stages of commercial use, into our business and operations may subject us to new or heightened legal, regulatory, ethical, operational, reputational, or other risks. The models underlying AI may be incorrectly or inadequately designed or implemented and trained on, or otherwise use, data or algorithms that are, and output that may be, incomplete, inadequate, misleading, biased, poor-quality or otherwise flawed, any of which may not be easily detectable. Further, inappropriate or controversial data practices by developers and end-users or other factors adversely affecting public opinion of AI could impair the acceptance of AI, including those incorporated in our business and operations. If the AI that we use is deficient, inaccurate or controversial, we could incur operational inefficiencies, competitive harm, legal and regulatory action, brand or reputational harm, or other adverse impacts on our business and financial results. Further, there can be no assurance that our use of AI will be successful in enhancing our business or operations or otherwise result in our intended outcomes, and our competitors may incorporate AI into their businesses or operations more quickly or more successfully than us.

AI and the use thereof is also subject to a variety of existing laws and regulations, including fair lending, consumer protection, intellectual property, cybersecurity, data privacy, and equal opportunity, and is expected to be subject to new laws and regulations or new applications of existing laws and regulations. AI is the subject of evolving review by various governmental and regulatory agencies, and changes in laws and regulations governing AI may adversely affect our ability to use AI. Additionally, various federal, state and foreign governments and regulators have implemented, or are considering implementing, general legal and regulatory frameworks for the appropriate use of AI. It is possible that we will not be able to anticipate how to respond to these rapidly developing laws and regulations. Further, if we do not have sufficient rights to use the data or algorithms on which our AI solutions rely or the output generated thereby, we also may incur liability through the violation of applicable laws and regulations, such as fair lending laws and regulations, third-party intellectual property, privacy or other rights, or contracts to which we are a party. We may not be able to sufficiently mitigate or detect any of the foregoing risks or concerns given our and other market participants’ lack of experience with using AI, the pace of technological change, and rapid adoption of AI by our business partners and competitors. Any actual or perceived failure to address risks or concerns relating to the use of AI, whether unfounded or not, could adversely affect our business and operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions, such as paying bills and/or transferring funds directly without the assistance of banks.

Transactions utilizing digital assets, including cryptocurrencies, stablecoins and other similar assets have increased substantially. Certain characteristics of digital asset transactions, such as the speed with which such transactions can be conducted, the ability to transact without the involvement of regulated intermediaries and the ability to engage in transactions across multiple jurisdictions are appealing to certain consumers, notwithstanding the various risks posed by such transactions. Accordingly, digital asset service providers—which, at present, are not subject to the same level of extensive regulation as banking organizations and other financial institutions—have become active competitors for our customers’ banking business. In July 2025, Congress enacted the GENIUS Act, which established a federal regulatory framework for “payment stablecoins” and their issuers, as well as other payment stablecoin-related services and service providers. The federal banking agencies, including the FDIC, as well as the U.S. Treasury Department, have proposed various regulations to further implement the statute. Broader adoption of payment stablecoins as a payment and settlement alternative could impact demand for deposit products. Certain participants in the banking sector have expressed concern over permitting issuers of payment stablecoins, or their affiliates or related third parties, to pay forms of interest or rewards to customers relating to their transactions in payment stablecoins, arguing that this feature could contribute to deposit outflows from depository institutions. A substantial decrease in our deposit inflows, which is a primary source of our funding, could increase our cost of funds and reduce our net interest income.

In addition, the federal banking agencies and certain state banking regulators recently approved, and continue to receive, a substantial volume of applications by financial technology and digital asset companies for various forms of banking charters, including applications for national trust bank, industrial bank, or other special purpose bank charters. National trust banks, for example, generally do not accept deposits or engage in commercial lending and generally are not insured by the FDIC; consequently, such institutions are not subject to the full range of capital, liquidity, deposit insurance, and consumer compliance requirements applicable to full service insured depository institutions, including the Bank. These institutions may be able to offer fiduciary, custody, and transaction facilitation services, including those that involve stablecoins and other digital assets, that compete with similar products and services that we may offer while incurring less operational and compliance management-related cost than we generally incur. The increased incidence of de novo entry into the banking sector by competitors from the digital asset sector could increase competition for our customers and adversely affect our financial conditions and results of operations.

Further, the ongoing initiative by the CFPB to promote “open and decentralized banking” through its proposal of a personal financial data rights regulation could lead to greater competition for products and services among banks and nonbanks alike. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income and the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

We depend on the accuracy and completeness of information provided by customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by, or on behalf of, customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon our customers’ representations that their financial statements are accurate. We also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of our commercial clients. Our financial condition, results of operations, financial reporting and reputation could be materially adversely affected if we rely on materially misleading, false, inaccurate or fraudulent information.

The Bank’s reliance on brokered and reciprocal deposits could adversely affect its liquidity and operating results.

Among other sources of funds, the Company, from time to time, relies on brokered deposits to provide funds with which to make loans and provide for other liquidity needs. At June 30, 2026, the Bank had $51.9 million in brokered certificate deposits, a $28.6 million decline from $80.5 million at December 31, 2025. One of the Bank’s sources for brokered deposits is the Certificate of Deposit Account Registry Service (“CDARS”). At June 30, 2026, the Bank had $25.6 million in CDARS reciprocal deposits and $44.4 million in Insured Cash Sweep or ICS network deposits. These amounts are reciprocal and are not considered brokered deposits under recent regulatory reform.

Generally, brokered and reciprocal deposits may not be as stable as other types of deposits. In the future, those depositors may not replace their brokered or reciprocal deposits with us as they mature, or we may have to pay a higher rate of interest to keep those deposits, or to replace them with other deposits or other sources of funds. Not being able to maintain or replace those deposits as they mature would adversely affect our liquidity. Paying higher deposit rates to maintain or replace such deposits would adversely affect our net interest margin and operating results.

If deposit levels are not sufficient, it may be more expensive to fund loan originations.

Our deposits have been our primary funding source. In current market conditions, depositors may choose to redeploy their funds into the stock market or other investment alternatives, regardless of our effort to retain such depositors. If this occurs, it would hamper our ability to grow deposits and could result in a net outflow of deposits. We will continue to focus on deposit growth, which we use to fund loan originations. However, if we are unable to sufficiently increase our deposit balances, we may be required to increase our use of alternative sources of funding, including Federal Home Loan Bank advances, or to increase our deposit rates in order to attract additional deposits, each of which would increase our cost of funds.

Adherence to our internal policies and procedures by our officers and employees is critical to our performance.

Our internal policies and procedures are a critical component of our corporate governance and, in some cases, compliance with applicable regulations. We adopt internal policies and procedures to guide management and employees regarding the operation and conduct of our business. For example, we maintain policies regarding lending, cash flow analysis, appraisals, portfolio management, side cash collateral, and asset recovery, aimed at ensuring sound lending practices, mitigating risks, and monitoring the Bank’s loan portfolio.

We have uncovered instances of past noncompliance with internal policies which resulted in troubled loans. See “—A portion of the loans in our portfolio currently include exceptions to our loan policies and supervisory guidelines.” As a result, the Company has taken certain steps to assist current employees in understanding our internal policies and improving compliance with the expectations set forth in such policies and procedures. While the Company has implemented additional trainings and other remedial measures, we cannot assure you that employees will always adhere to our policies. Any ongoing or future deviation or non-adherence to these internal policies and procedures, whether intentional or unintentional, could have a detrimental effect on our management, operations or financial condition.

We could be adversely affected by material weaknesses in our internal controls.

In light of the preliminary results of the loan re-evaluation described elsewhere in this prospectus supplement, the Company is assessing its internal controls and considering whether any enhancements are needed. Any material weakness in our internal controls could have a significant negative impact not only on our earnings, but also on the perception that customers, regulators and investors may have of us. We devote effort, time and resources to continually strengthen our internal controls and ensuring compliance with complex accounting standards and banking regulations, including as our corporate strategies change.

If we cannot favorably assess the effectiveness of our internal controls over financial reporting or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, we may be subject to additional regulatory scrutiny.

Under the rules of the FDIC and the SEC, Company management is required to prepare a report that contains an assessment by management of the effectiveness of our internal control structure and procedures for financial reporting (including the Call Report that is submitted to the FDIC) as of the end of each fiscal year. Our independent registered public accounting firm is also required to examine, attest to and report on the assessment of our management concerning the effectiveness of our internal control structure and procedures for financial reporting. The rules that must be met for management to assess our internal controls over financial reporting are complex and require significant documentation and testing and possible remediation of internal control weaknesses. As noted above, the Company is in the process of assessing its internal controls. Enhancing our internal controls and complying with regulatory requirements relating to internal controls may and likely will cause us to incur increased expenses and divert management’s time and other internal resources. We also may encounter problems or delays in completing the implementation of any changes deemed necessary to enhance our internal controls over financial reporting. In addition, in connection with the attestation process, we may encounter problems or delays in completing the implementation of any requested improvements in our internal controls or receiving a favorable attestation from our independent registered public accounting firm. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investor confidence and the price of our common stock could be adversely affected and we may be subject to additional regulatory scrutiny.

The increasing use of social media platforms presents new risks and challenges and the inability or failure to recognize, respond to, and effectively manage the accelerated impact of social media could materially adversely impact the Bank’s business.

There has been a marked increase in the use of social media platforms, including weblogs (blogs), podcasts, social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Social media practices in the banking industry are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to the Bank’s business. Consumers value readily available information concerning businesses and their goods and services and often act on such information without further investigation and without regard to its accuracy. Many social media platforms immediately publish the content their subscribers and participants’ post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to the Bank’s interests and/or may be inaccurate. The dissemination of information online could harm the Bank’s business, prospects, financial condition, and results of operations, regardless of the information’s accuracy. The harm may be immediate without affording the Bank an opportunity for redress or correction.

Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about the Bank’s business, exposure of personally identifiable information, fraud, out-of-date information, and improper use by employees, directors and customers. The inappropriate use of social media by the Bank’s customers, directors or employees could result in negative consequences such as remediation costs including training for employees, additional regulatory scrutiny and possible regulatory penalties, litigation, or negative publicity that could damage the Bank’s reputation adversely affecting customer or investor confidence.

Damage to the Company’s reputation could adversely impact our business.

The Company’s reputation is important to our success. Our ability to attract and retain customers, investors, employees and advisors may depend upon external perceptions of the Company. Damage to the Company’s reputation could cause significant harm to our business and prospects and may arise from numerous sources, including but not limited to litigation, compliance failures, cybersecurity incidents, errors in the use of AI, customer services failures, or unethical behavior or misconduct of employees, advisors and counterparties. In addition, third parties with whom the Company has relationships with may take actions the Company has limited control over that could negatively impact perceptions about the Company or the financial services industry. Adverse developments with respect to the financial services industry may also, by association, negatively impact the Company’s reputation or result in greater regulatory or legislative scrutiny of or litigation against the Company. The proliferation of social media may increase the likelihood that negative information about the Company, whether or not accurate, could impact the Company’s reputation and business.

Negative developments in the banking industry could adversely affect our business operations and our financial condition and results of operations.

Actual events involving bank failures, limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to negative media attention and market-wide liquidity problems. The closures by the regulators of First Republic Bank, Silicon Valley Bank, and Signature Bank in the first half of 2023 are examples of these events. These developments negatively impact customer confidence in regional and community banks, which could prompt customers to maintain their deposits with larger financial institutions. Further, if competition for deposits increases, the cost of funding may similarly increase, putting pressure on our net interest margin. If we were required to sell a portion of our securities portfolio to address liquidity needs, we may incur losses, including as a result of the negative impact of rising interest rates on the value of our securities portfolio, which could negatively affect our earnings and our capital. If we were required to raise additional capital in the current environment, any such capital raise may be on unfavorable terms, thereby negatively impacting book value and profitability. While we have taken actions to improve our funding, there is no guarantee that such actions will be successful or sufficient in the event of sudden liquidity needs.

There has also been increased regulatory scrutiny – in the course of routine examinations and otherwise – and new policies and regulations directed towards banks of similar size to the Bank, designed to address the 2023 negative developments in the banking industry, all of which may increase our costs of doing business and reduce our profitability. Among other things, there may be an increased focus by both regulators and investors on credit quality, deposit composition, the level of uninsured deposits, losses embedded in our securities portfolio, contingent liquidity, CRE composition and concentration, capital position and our general oversight and internal control structures regarding the foregoing. As a result, the Bank could face increased scrutiny or be viewed as higher risk by regulators and the investor community.

Our critical accounting policies and estimates, risk management processes and controls rely on analytical and forecasting techniques and models, management judgments and assumptions about matters that are uncertain and may not accurately predict future events.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods, so they comply with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect management’s judgment of the most appropriate manner in which to report our financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet which may result in our reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to presenting our financial condition and results of operations. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies include the allowance for credit losses and the fair value of financial instruments. Because of the uncertainty of estimates involved in these matters, we may be required to significantly increase the allowance for credit losses or sustain credit losses that are significantly higher than the allowance for credit losses provided or reduce the carrying value of an asset measured at fair value. Any of these could have a material adverse effect on our business, financial condition or results of operations.

Our internal controls, disclosure controls, processes and procedures and corporate governance policies and procedures are based in part on certain assumptions and can provide only reasonable (not absolute) assurances that the objectives of the system are met. Any failure or circumvention of our controls, processes and procedures or failure to comply with regulations related to controls, processes and procedures could necessitate changes in those controls, processes and procedures, which may increase our compliance costs, divert management attention from our business or subject us to regulatory actions and increased regulatory scrutiny. Any of these could have a material adverse effect on our business, financial condition or results of operations.

Our business may be adversely affected by fraud and other financial crimes.

Our loans to businesses and individuals and our deposit relationships and related transactions are subject to exposure to the risk of loss due to fraud and other financial crimes. While we have policies, procedures and controls designed to prevent such losses, these may be insufficient to accurately detect and prevent fraud, and losses may still occur. In the past, we have experienced losses due to fraud.

The level of fraud related charge-offs on our loans could be adversely affected if fraudulent activity were to significantly increase. Additionally, high profile fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negative publicity, and the erosion of trust from our customers, and could materially and adversely affect our business, results of operations, financial condition, future prospects, cash flows and stock price.

The occurrence of various events may require the addition of a valuation allowance against our deferred tax asset.

In recent years, we experienced substantial operating losses. Under Section 172 (“Section 172”) of the Internal Revenue Code, as amended (the “Code”), and rules promulgated by the Internal Revenue Service, we may “carry forward” our net operating losses (“NOLs”) in certain circumstances to offset any current and future earnings and thus reduce our federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, we believe that we will be able to carry forward a significant amount of the NOLs, and therefore these NOLs could be a substantial asset to us. If, however, we experience an ownership change under Section 382 of the Code, our ability to use the NOLs may be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

In general, an ownership change occurs when, as of any testing date, the percentage of stock of a corporation owned by one or more “5-percent shareholders” as defined in Section 382(k) and the related Treasury Regulations, has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholder at any time during the three year period preceding such date. In general, persons who own 5% or more of a corporation’s stock are 5-percent shareholders, and all other persons who own less than 5% of a corporation’s stock are treated, together, as a single, public group 5-percent shareholder, regardless of whether they own an aggregate of 5% or more of a corporation’s stock. However, U.S. Treasury regulations provide circumstances which result in multiple public group 5-percent shareholders. If a corporation experiences an ownership change, it is generally subject to an annual limitation in the use of NOLs, which limits its ability to use its NOLs to an amount equal to the equity value of the corporation multiplied by the federal long-term tax-exempt rate. If we were to experience an ownership change, we could potentially have, in the future, higher United States federal income tax liabilities than we would otherwise have had, and it may also result in certain other adverse tax consequences to us.

As a result of the Company’s expected three-year cumulative loss position at the end of the third quarter of 2026, management expects to establish a full valuation allowance of approximately $50 million against its deferred tax asset, which would adversely affect results of operations for the quarter. The release of this valuation allowance would have a positive impact on earnings and capital but is dependent on our ability to provide positive evidence of a return to sustained profitability. However, there is no assurance that we will be able to return to profitability or that the conditions that led to our losses will not return. Our ability to generate sustained profitability in the amounts necessary to realize our deferred tax assets against future taxable income depends upon general economic and market conditions, interest rates, and our ability to meet our strategic plans. In addition, if we are unable to generate adequate sustained profitability, we may be required to record a new valuation allowance against some or all of our deferred tax assets, which would negatively impact our financial results. Accordingly, there can be no assurance as to when we will again be in a position to recapture the remaining benefits of our deferred tax asset.

Changes in applicable tax laws, regulations or administrative interpretations thereof may materially adversely affect our financial condition, results of operations and cash flows.

As a result of the Company’s expected three-year cumulative loss position at the end of the third quarter, management expects to establish a full valuation allowance of approximately $50 million against its deferred tax asset, which would adversely affect our results of operations for the quarter. We analyze our deferred tax assets and liabilities to determine whether a valuation allowance is required based on whether it is more likely than not that such assets will be realized through future taxable income. This analysis requires significant management judgment regarding our historical earnings, expected future profitability and the timing of the reversal of temporary differences.

The tax authorities could challenge our interpretation of laws, regulations, and treaties, resulting in additional tax liability or adjustment to its income tax provision that could increase its effective tax rate. We are also subject to tax audits and examinations that could result in additional tax liabilities. Although we believe our tax positions are fully supported, an unfavorable resolution of the examination or any other tax audit or review could result in additional tax liabilities, interest or penalties and could have a material adverse effect on our financial condition, results of operations or cash flows.

Risks Related to the Economy and Financial Markets

Changes in interest rates could hurt our profits.

Our profitability, like that of most financial institutions, depends to a large extent upon our net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession, and instability in financial markets, among other factors beyond our control, may affect interest rates.

If interest rates rise, and if rates on our deposits and variable rate borrowings reprice upwards faster than the rates on our long-term loans and investments, we could experience compression of our interest rate spread, which would have a negative effect on our profitability. Conversely, decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk, as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income. As of June 30, 2026, the Company maintained a slightly liability sensitive interest rate position.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Also, our interest rate risk-modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results.

While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings.

Rising interest rates have decreased the value of a portion of the Company’s securities portfolio, and the Company would realize losses if it were required to sell such securities to meet liquidity needs.

As a result of inflationary pressures and the resulting rapid increases in interest rates in 2023 and 2024, our securities classified as available for sale carry unrealized net loss. The Company’s unrealized net loss on debt securities totaled $3.5 million on a pre-tax basis at June 30, 2026 and $3.3 million on a pre-tax basis at December 31, 2025. If the Company were required to sell such securities to meet liquidity needs, including in the event of deposit outflows or slower deposit growth, it may incur losses, which could negatively impact the Company’s capital, financial condition, and results of operations. While the Company has taken actions to maximize its funding sources, there is no guarantee that such actions will be successful or sufficient in the event of sudden liquidity needs.

Inflation can have an adverse impact on the Company’s business and its customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Commencing in 2022 and continuing into 2023, in response to a pronounced rise in inflation, the Federal Reserve raised certain benchmark interest rates to combat inflation. Changes in interest rates could hurt our profits, as inflation increases and market interest rates rise, the value of the Company’s investment securities, particularly those with longer maturities, decreases, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services the Company uses in its business operations, such as electricity and other utilities, and also generally increases employee wages, any of which can increase the Company’s non-interest expenses. Furthermore, the Company’s customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with the Company. Sustained higher interest rates by the Federal Reserve Board to tame persistent inflationary price pressures could also push down asset prices and weaken economic activity. A deterioration in economic conditions in the United States and the Company’s markets could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for the Company’s products and services, all of which, in turn, would adversely affect the Company’s business, financial condition and results of operations.

Events similar to the COVID-19 pandemic could adversely affect our business activities, financial condition, and results of operations.

The occurrence of events which adversely affect the global, national and regional economies, like the COVID-19 pandemic, may have a negative impact on our business. Like other financial institutions, our business relies upon the ability and willingness of our customers to transact business with us, including banking, borrowing and other financial transactions. A strong and stable economy at each of the local, federal and global levels is often a critical component of consumer confidence and typically correlates positively with our customers’ ability and willingness to transact certain types of business with us. Local and global events outside of our control which disrupt the New Jersey, New York, United States and/or global economy may therefore negatively impact our business and financial condition. A public health crisis such as the COVID-19 pandemic is no exception, and its adverse health and economic effects may adversely impact our business and financial condition.

Instability in global economic conditions and geopolitical matters could have a material adverse effect on our results of operations and financial condition.

Instability in global economic conditions and geopolitical matters could have a material adverse effect on our results of operations and financial condition. The macroeconomic environment in the U.S. is susceptible to global events and volatility in financial markets. For example, global conflicts (including the continuing conflicts involving Ukraine and the Russian Federation and those in the Middle East) or other similar events, as well as government actions or other restrictions in connection with such events, and trade negotiations between the U.S. and other nations could adversely impact economic and market conditions for the Company and its clients and counterparties. In addition, global supply chain disruptions may cause prolonged inflation, adversely impact consumer and business confidence, and adversely affect the economy as well as our financial condition and results.

Our customer activity is affected by changes in the state of the general economy and the financial markets, a slowdown or downturn of which could adversely affect demand for our loan services and our results of operations.

Our customer activity is intrinsically linked to the health of the economy generally and of the financial markets specifically. In addition to the economic factors discussed above, a downturn in the real estate or commercial markets generally, which might occur as a result of, among other things, an increase in unemployment, a decrease in real estate values, declining savings or a slowdown in housing demand, could cause our customers and potential customers to exit the market for real estate or commercial loans. As a result, we believe that fluctuations, disruptions, instability or downturns in the general economy and the financial markets could disproportionately affect demand for our residential and commercial loan products. If such conditions occur and persist, our business and financial results, including our liquidity and our ability to fulfill our debt obligations, could be materially adversely affected.

Interruption of our customers’ supply chains and federal funding could negatively impact their business and operations and impact their ability to repay their loans.

Any material interruption in our customers’ supply chains, such as a material interruption of the resources required to conduct their business, such as those resulting from interruptions in service by third-party providers, trade restrictions, such as increased tariffs or quotas, embargoes or customs restrictions, reductions in federal subsidies or grants, social or labor unrest, or political disputes and military conflicts, that cause a material disruption in our customers’ supply chains, could have a negative impact on their business and ability to repay their borrowings with us. In the event of disruptions in our customers’ supply chains, the labor and materials they rely on in the ordinary course of business may not be available at reasonable rates or at all. Additionally, changes in distribution of federal funds or freezing of federal funds, including Congressional federal budget impasses and reductions in federal workforce causing unemployment, could have an adverse effect on the ability of consumers and businesses to pay debts and/or affect the demand for loans and deposits.

Fiscal challenges facing the U.S. government could negatively impact financial markets which, in turn, could have an adverse effect on our financial position or results of operations.

Federal budget deficit concerns and the potential for political conflict over legislation to fund U.S. government operations and raise the U.S. government’s debt limit may increase the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession in the United States. Many of our investment securities are issued by the U.S. government and government agencies and sponsored entities. As a result of uncertain domestic political conditions, including potential future federal government shutdowns, the possibility of the federal government defaulting on its obligations for a period of time due to debt ceiling limitations or other unresolved political issues, investments in financial instruments issued or guaranteed by the federal government pose liquidity risks. In connection with prior political disputes over U.S. fiscal and budgetary issues leading to the U.S. government shutdown in 2011, S&P lowered its long term sovereign credit rating on the U.S. from AAA to AA+. In 2023, Congress narrowly averted two separate government shutdowns by passing continuing resolutions. Again in 2024, Congress averted two more government shutdowns at the last minute. In part due to repeated debt- limit political standoffs and last-minute resolutions, in 2023 Fitch downgraded the U.S. long-term foreign-currency issuer default rating to AA+ from AAA, and the rating remained unchanged as of December 31, 2024. More recently, the market for U.S. Treasury securities has experienced heightened volatility, with yields on longer-term U.S. Treasury securities increasing to their highest levels in nearly two decades. Certain market participants have attributed these developments, in part, to growing U.S. government debt and budget deficits. The U.S. national debt surpassed $40 trillion for the first time in August 2026. Sustained increases in long-term interest rates on U.S. Treasury securities could impact our financial position or results of operations in various ways, including by reducing the value of securities we may pledge as collateral for borrowings, adversely affecting our liquidity risk management, or causing upward pressure on the market rates of interest for loan and deposit products that we offer to our customers, as discussed above. Additionally, a further downgrade, or a downgrade by other rating agencies, as well as sovereign debt issues facing the governments of other countries, could have a material adverse impact on financial markets and economic conditions in the U.S. and worldwide.

Market conditions and economic cyclicality may adversely affect our industry.

Market developments, including unemployment, price levels, stock and bond volatility, and other changes due to world events, affect consumer confidence levels, economic activity and inflation. Changes in payment behaviors and payment rates may increase in delinquencies and default rates, which could affect our earnings and credit quality.

Risks Related to the Regulation of Our Industry

We are subject to stringent capital requirements, which may adversely impact our return on equity or constrain us from paying dividends or repurchasing shares.

Federal regulations generally require FDIC-insured depository institutions to meet several minimum capital standards, including by maintaining the following minimum capital ratios: a common equity Tier 1 capital to risk-based assets ratio of 4.5 percent, a Tier 1 capital to risk-based assets ratio of 6.0 percent, a total capital to risk-based assets of 8.0 percent, and a 4.0 percent Tier l capital to total assets leverage ratio. In addition to establishing the minimum regulatory capital requirements, the capital adequacy regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5 percent of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

The capital adequacy regulations allow certain qualifying community banking organizations with less than $10.0 billion in total assets to opt-in to the use of the community bank leverage ratio (“CBLR”) framework in lieu of compliance with generally applicable minimum capital standards. Under the CBLR framework, qualifying community banking organizations generally must maintain a minimum leverage ratio (tier 1 capital to average consolidated assets) of greater than 8.0 percent and adhere to limits on off-balance sheet exposures and total trading assets and liabilities. Such eligible institutions that elect to use the CBLR and maintain compliance with all applicable elements of the framework are considered to be well-capitalized under the definition set forth under the Prompt Corrective Action framework and also are deemed to have met the generally applicable minimum capital requirements and all other capital or leverage requirements to which the institution may be subject. The Bank elected to opt-in to the new CBLR, effective for the quarter ended March 31, 2020, and presently is in compliance with the requirements of the framework.

The application of more stringent capital requirements likely will result in lower returns on equity and could require raising additional capital in the future or result in regulatory actions if we are unable to comply with such requirements.

We operate in a highly regulated environment, and we may be adversely affected by changes in federal, state and local laws and regulations.

We are subject to extensive regulation, supervision, and examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on us and our operations. Additional legislation and regulations that may be enacted or adopted in the future, as well as the issuance of policy statements, interpretive opinions, or other written guidance by our regulators could significantly affect our powers and authority, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on our results of operations and financial condition.

The USA PATRIOT and Bank Secrecy Acts (“BSA”) require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. During the last few years, several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, these policies and procedures may not be effective in preventing violations of these laws and regulations. Because we operate our business in the highly urbanized greater Newark/New York City metropolitan area, we may be at greater risk of scrutiny by government regulators for compliance with these laws.

The level of our commercial real estate loan portfolio subjects us to additional regulatory scrutiny.

We are subject to compliance with regulations establishing standards for safety and soundness with respect to our lending practices generally, as well as specific requirements relating to extensions of credit secure by real estate or made for the purpose of financing improvements in real estate. Additionally, the FDIC and the other federal bank regulatory agencies have jointly promulgated guidance on sound risk management practices for financial institutions with concentrations in commercial real estate (“CRE”) lending. Under the guidance, a financial institution that, like us, is actively involved in CRE lending is expected to perform ongoing risk assessments to identify CRE concentrations and, as may be appropriate or required based upon the findings of such assessments, to enhance its risk management systems. Certain financial institutions with heightened CRE concentration risk may be subject to supervisory scrutiny. This includes a financial institution that has experienced rapid growth in CRE lending, has a substantial exposure to a specific type of CRE, or that is approaching or has surpassed the following criteria: (i) total reported loans for construction, land acquisition and development, and other land represent 100 percent or more of total capital, or (ii) total reported loans secured by multi-family and non-owner occupied, non-farm, non-residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300 percent or more of total capital where the outstanding balance of such loans has increased by 50% or more withing the prior 36 months. The purpose of the guidance is to assist banks in identifying CRE concentration risks and developing risk management practices and capital levels commensurate with the level and nature of concentrations. The guidance states that management is expected to employ effective risk management practices, including with respect to board and management oversight and strategic planning, development of underwriting standards, risk assessment processes and monitoring through market analysis and stress testing, that are appropriate for each institution based upon the level of CRE concentration risk assumed by an institution. Our regulators could require us to implement enhanced risk management controls consistent with their interpretation of the guidance that may result in additional costs to us or that may result in a curtailment of our CRE and multi-family lending and/or the requirement that we maintain higher levels of regulatory capital, either of which would adversely affect our loan originations and profitability.

At June 30, 2026, $2.0 billion, or 76.3 percent, of our loan portfolio consisted of commercial and multi-family real estate loans, excluding cannabis-related commercial real estate, and our commercial real estate concentration ratio was 445%. If our regulators were to impose restrictions on the amount of CRE loans we can hold in our portfolio, or require higher capital ratios as a result of the level of CRE loans held, our earnings would be adversely affected.

We are subject to the Community Reinvestment Act (the “CRA”) and fair lending laws, and failure to comply with these laws could lead to material penalties.

The CRA requires banking organizations, such as the Bank, to take certain actions to help meet the credit needs of the communities that they serve, specifically including low- and moderate-income communities. Additionally, Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. A successful regulatory challenge to an institution’s performance under the CRA or regarding its non-compliance with applicable fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity and restrictions on expansion. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions, if brough against the Bank, could have a material adverse effect on our business, financial condition and results of operations.

Notably, the regulatory framework governing evaluation of CRA performance by banking organizations presently is somewhat unsettled. The federal banking agencies adopted an interagency final rule to modernize the CRA regulations in 2023; however, that rule was challenged and the agencies were enjoined from enforcing the amended regulation. Nevertheless, to date, the agencies have not formally rescinded the 2023 final rule. Further, on July 31, 2026, the OCC and the FDIC proposed a much narrower set of amendments to their CRA implementing regulations; however, the Federal Reserve did not join that proposal. We cannot predict the final form or timing of any amended CRA regulations, including whether differing standards may apply to certain institutions depending on their primary federal regulator, or the extent to which compliance will increase our costs or affect our CRA performance.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our ability to foreclose on collateral.

There have been proposals made by members of Congress and other public officials that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. Were proposals such as these, or other proposals limiting our rights as a creditor, to be implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

Volatility in the banking sector in recent years has resulted in agency rulemaking activities and changes in agency policies and priorities that could subject the Company and the Bank to enhanced government regulation and supervision.

After the significant bank failures that occurred in 2023, the federal banking agencies enhanced their scrutiny of the banks’ risk management practices, including liquidity risk and interest rate risk management. The agencies concluded that a significant contributing factor to the failures of such institutions was the concentration of uninsured deposits, coupled with inadequate prudential regulation and supervision of regional banking organizations, poor management and inadequate risk management practices. Accordingly, the agencies enacted or proposed a variety of regulations and issued supervisory guidance to address these issues, including proposed amendments to capital adequacy regulations, long-term debt requirements, corporate governance and risk management standards for larger institutions, restrictions on banks’ acceptance of brokered deposits, and funding and liquidity risk management standards. Continued regulatory concern over possible future bank failures may lead to further governmental initiatives intended to prevent future bank failures and stem significant deposit outflows from the banking sector, including (i) legislation aimed at preventing similar future bank runs and failures and stabilizing confidence in the banking sector over the long term, (ii) agency rulemaking to modify and enhance relevant regulatory requirements, specifically with respect to liquidity risk management, deposit concentrations, capital adequacy, stress testing and contingency planning, and safe and sound banking practices, and (iii) enhancement of the agencies’ supervision and examination policies and priorities. More recently, however, the federal banking agencies have withdrawn, rescinded or re-proposed a number of the initiatives described above, including the interagency climate risk principles and elements of the regulatory capital framework. The prospects, form and timing of any further regulatory changes are unclear at this time, and changes in either direction could increase our compliance costs or otherwise adversely affect our financial condition and results of operations

Climate change and related legislative and regulatory initiatives may materially affect the Company’s business and results of operations.

Various policymakers have adopted, or are considering adopting, requirements for companies to undertake various actions, such as disclosures, regarding climate and other environmental and social matters. Such requirements are not uniform and may be unevenly interpreted or applied (including the potential for novel interpretations of existing laws), which may increase the cost and complexity of compliance and any related risks. Simultaneously, some policymakers have adopted, or are considering adopting, requirements to constrain consideration of various environmental and social matters by financial institutions and other companies. Expectations on such matters continue to evolve quickly, including in some instances due to company size, sector, or otherwise. Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how climate-related legislation and regulation will evolve and how any applicable statutory or regulatory requirements may affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential contribution to climate change by us or our industry could harm our reputation. Any of the foregoing could have a material adverse effect on our financial position, results of operations and cash flows.

Climate change is a significant topic of discussion and has generated and may continue to generate federal and other regulatory responses. In recent periods, however, the U.S. government has shifted its focus on climate-

related policy in certain respects. For instance, in November 2025, the federal banking agencies rescinded their interagency Principles for Climate-Related Financial Risk Management, while the U.S. Securities and Exchange Commission has proposed to rescind its climate-related disclosure rules. In consideration of these factors and developments, we are uncertain of the ultimate impact, either directionally or quantitatively, of climate change and related regulatory responses on our business. The most direct impact is likely to be an increase in energy costs, adversely impacting consumers and their ability to incur and repay indebtedness. Overall, climate change, its effects and the resulting, unknown impact could have a material adverse effect on our financial condition and results of operations.

The federal banking agencies’ recent focus on fair access and anti-“debanking” measures may result in greater scrutiny of our customer onboarding and risk management practices.

In August 2025, the Trump Administration issued an Executive Order titled “Guaranteeing Fair Banking for All Americans,” which, among other things, directed the federal banking agencies to identify financial institutions believed to be engaged in “politicized or unlawful debanking,” including due to a customer’s political or religious beliefs, and to seek remedial actions if such debanking violates applicable law. The order also directed federal banking agencies to consider modifying regulations that could result in such debanking and, to the greatest extent permitted by law, remove reputation risk that could result in such debanking from any guidance documents, manuals or other materials. In response, the Small Business Administration (“SBA”) required SBA lending-program participants to provide certain information and certifications, and the FDIC sent requests to the largest FDIC-supervised institutions and conducted a review of their policies and procedures. The federal banking agencies subsequently announced the removal of reputation risk from their supervisory and examination materials, and the OCC and FDIC finalized a regulation prohibiting the staff of those agencies from citing reputational risk as a basis for supervisory criticisms or adverse actions. As a result of the implementation of this Administration policy, and corresponding actions by the federal banking agencies, although the agencies’ are now somewhat more limited in their ability to criticize or take supervisory or enforcement actions against the Bank, our ability to make risk-based decisions regarding the persons and entities with which we may transact and, in particular, any decision to cease transacting with certain customers, may attract scrutiny from our regulators and/or require us to assume certain risks that may adversely impact our financial condition and results of operations.

The Company is subject to environmental liability risk associated with lending activities.

A significant portion of the Company’s loan portfolio is secured by real property. During the ordinary course of business, the Company may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, the Company may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Company to incur substantial expenses and may materially reduce the affected property’s value or limit the Company’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase the Company’s exposure to environmental liability. Environmental reviews of real property before initiating foreclosure may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on the Company’s business, financial condition and results of operations.

STRATEGIC RISKS

Strong competition within our market area may limit our growth and profitability.

Competition is intense within the banking and financial services industry in New Jersey and the New York metropolitan area. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources, higher lending limits and offer services that we do not or cannot provide. This competition makes it more difficult for us to originate new loans, retain and attract new deposits, and may make it difficult for us to recruit and retain talent. Price competition for loans may result in originating fewer loans or earning less on our loans. Price competition for deposits may result in a reduction of our deposit base or paying more on our deposits.

The small to mid-sized businesses that we lend to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to us that could materially harm our operating results.

We target our business development and marketing strategy primarily to serve the banking and financial services needs of small to mid-sized businesses. These small to mid-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. In addition, the success of a small to midsized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact our market areas could cause us to incur substantial credit losses that could negatively affect our results of operations and financial condition.

Significant turnover or instability within the senior management team may disrupt strategic execution, impact employee engagement, and adversely affect business performance.

We have recently experienced significant turnover at the executive and board of director level of the Company and the Bank, including the departure of our Chief Executive Officer, Chief Risk Officer, Chief Lending Officer, and Head of Retail, alongside several director retirements in recent years.

There may be additional resignations and appointments in our senior management team in the future. Executive leadership transitions can be inherently difficult to manage and may cause disruption to our business. Executive leadership and senior management transitions often have other talent impacts, including as new management implements any changes to corporate strategies or processes. In addition, management transition inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution, and our results of operations and financial condition could be negatively impacted as a result. The loss of services of one or more other members of senior management, or the inability to attract qualified permanent replacements, could have a material adverse effect on our business. If we fail to successfully attract and appoint permanent replacements with the appropriate expertise, we could experience increased employee turnover and harm to our business, results of operations, cash flow and financial condition.

We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services.

We believe that our continued growth and future success will depend in large part on the skills of our management team and our ability to motivate and retain these individuals and other key personnel. The loss of service of one or more of our executive officers or key personnel could reduce our ability to successfully implement our long-term business strategy, our business could suffer, and the value of our stock could be materially adversely affected. Leadership changes will occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. We believe our management team possesses valuable knowledge about the banking industry and that their knowledge and relationships would be very difficult to replicate. Our success also depends on the experience of our branch managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key personnel could negatively impact our banking operations. The loss of key personnel could have an adverse effect on our business, financial condition, or operating results.

Our future success depends on the success and growth of the Bank.

Our primary business activity for the foreseeable future will be to act as the holding company of the Bank. Therefore, our future profitability will depend on the success and growth of this subsidiary. The continued and successful implementation of our growth strategy will require, among other things, that we increase our market share by attracting new customers that currently bank at other financial institutions in our market area. In addition, our ability to successfully grow will depend on several factors, including favorable market conditions, the competitive responses from other financial institutions in our market area, and our ability to maintain good asset quality. While we believe we have the management resources, market opportunities and internal systems in place to obtain and successfully manage future growth, growth opportunities may not be available or may be limited due to changes in our strategies (including, but not limited, to ceasing to originate certain types of loans as explained above), and we may not be successful in continuing our growth strategy. In addition, continued growth requires that we incur additional expenses, including salaries and data processing expense. Many of these increased expenses are considered fixed expenses. Unless we can successfully continue our growth, our results of operations could be negatively affected by these increased costs.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $    after deducting our estimated offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes, including maintaining liquidity, funding working capital needs, supporting Bank capital including in connection with the expected disposition of identified potential problem loans, reducing debt, and maintaining our capital and liquidity ratios, and the capital and liquidity ratios of our Bank, at acceptable levels.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term liquid instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization, including regulatory capital ratios as of June 30, 2026:

•	on an actual basis; and

•

on an “as adjusted” basis after giving pro forma effect to the sale of     shares of our common stock in this offering at the public offering price of $    per share as if the offering had been completed on June 30, 2026 (assuming the net proceeds of the offering are $   ).

The “as adjusted” information below is illustrative only. You should read this table in conjunction with our consolidated financial statements and the notes thereto for the year ended December  31, 2025, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2025, the unaudited consolidated financial statements and the notes thereto for the six months ended June 30, 2026, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and the “Summary Historical Financial Data” and “Use of Proceeds” sections included in this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2026
(In thousands, except share and per share data)	Actual	As Adjusted
Capitalization:
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, actual and as adjusted	—		—
Common stock, no par value; 40,000,000 shares authorized, 18,101,822 shares outstanding, actual, and shares outstanding, as adjusted	—		—
Additional paid-in-capital	229,694
Retained earnings	103,225
Treasury Stock	(38,347)
Accumulated other comprehensive income (loss)	(2,653)
Total stockholders’ equity	$291,919	$
Capital Ratios:
BCB Community Bank:
Leverage Ratio	10.38%		%

COMMON STOCK INFORMATION AND DIVIDENDS

Authorized and Outstanding Shares

As of the date of this prospectus, we were authorized to issue 40,000,000 shares of common stock, having no par value, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 14, 2026, we had 18,101,822 shares of common stock outstanding, approximately 848,796 shares of our common stock were issuable upon exercise of outstanding stock options, and approximately 645,007 shares of our common stock were reserved for future issuance under our stock compensation plans.

Dividend Rights

Subject to all rights of holders of any other class or series of stock, holders of our common stock are entitled to receive dividends if and when our board of directors declares dividends from funds legally available therefor. Under New Jersey law, we are not permitted to pay dividends if, as a result, we would be unable to pay our debts as they come due in the ordinary course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time the dividend is paid, to satisfy the preferential rights on dissolution of any stockholders whose preferential rights on dissolution are superior to those stockholders receiving the dividend. On June 18, 2026, the Company announced that its Board of Directors has voted to suspend payment of the Company’s quarterly cash dividends on its common and preferred stock.

Voting Rights

In general, each outstanding share of our common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action. In addition, each holder of our common stock is generally entitled to one vote per share and does not have any right to cumulate votes in the election of directors.

Preemptive Rights; Conversion, Sinking Fund or Redemption

Holders of our common stock have no preemptive rights to purchase additional shares of our common stock. Our common stock is not subject to redemption.

Additional Shares

Our certificate of incorporation grants our board of directors the right to classify or reclassify any unissued shares of our common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, our board of directors could authorize the issuance of additional shares of our common stock with terms and conditions that could have the effect of discouraging a takeover or other transaction which the holders of some, or a majority, of shares of our common stock might believe to be otherwise in their best interests or in which the holders of some, or a majority, of shares of our common stock might receive a premium for their shares of our common stock over the then market price of such shares. As of the date hereof, our board of directors has no plans to classify or reclassify any unissued shares of our common stock.

Restrictions on Ownership

Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as the Company unless the FRB has prior written notice and has not issued a notice disapproving the proposed acquisition. In evaluating such notices, the FRB takes into consideration such factors as the financial resources, competence, experience and integrity of the acquirer, the future prospects of the bank holding company involved and its subsidiary bank and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing 25% or more of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the regulator that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of 10% or more of any class of a bank holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as is the case with the Company, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended.

Further, under the Federal Change in Bank Control Act and its implementing regulations, any person is required to obtain the approval of the FDIC before acquiring 10% or more of our voting securities.

Under the New Jersey Banking Act, a company owning or controlling a bank is regulated as a bank holding company and must file certain reports with the Commissioner and is subject to examination by the Commissioner.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in our net assets remaining after the payment of liabilities and distributions, in accordance with their respective rights and interests.

Listing; Transfer Agent and Registrar

Our common stock is listed on the Nasdaq Global Market under the symbol “BCBP.” The transfer agent and registrar for our common stock is Computershare, 250 Royall Street, Canton, MA 02021.

Anti-Takeover Provisions of New Jersey law and Our Certificate of Incorporation and Bylaws

A number of provisions of New Jersey law, our certificate of incorporation and our bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of New Jersey law, our certificate of incorporation and bylaws that might be deemed to have a potential “anti-takeover” effect. The following description of certain of the provisions of our certificate of incorporation and bylaws is necessarily general and reference should be made in each case to our certificate of incorporation and bylaws.

New Jersey Anti-Takeover Statute

Business Combinations. Under the NJBCA, certain “business combinations” between a New Jersey corporation and an “Interested Stockholder” are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. When used in reference to any such corporation, an “interested stockholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that corporation or who is an affiliate or associate of that corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of that corporation. Thereafter a business combination with an Interested Stockholder may be effected if any of the following is met: (i) approval by the board of directors before the Interested Stockholder became an Interested Stockholder; (ii) approval by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the Interested Stockholder; (iii) payment of a fair price as defined in the NJBCA; or (iv) approval by the board of directors or a board committee consisting solely of persons who are not affiliated with the Interested Stockholder before the combination and the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the Interested Stockholder.

New Jersey’s business combination statute does not apply to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Provisions of Our Certificate of Incorporation and Bylaws

Classification of our Board of Directors. Our bylaws provide that we will have not less than five (5) nor more than fifteen (15) directors, and the exact number shall be fixed by our board of directors and that the number of directors may be increased or decreased by our board of directors. Our board of directors is currently composed of 11 directors.

Our directors are divided into three classes. The members of each class are elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, our policies impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to our board of directors at an annual meeting of shareholders.

Extraordinary Transactions. Pursuant to the NJBCA, a New Jersey corporation generally cannot (except under and in compliance with specifically enumerated provisions of the NJBCA) amend its certificate of incorporation, consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange, or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of a majority of the votes cast by the corporation’s stockholders entitled to vote, unless a greater percentage is set forth in the corporation’s certificate of incorporation.

Certificate of incorporation Amendments. In general, a proposed amendment to our certificate of incorporation will be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Bylaws Amendments. Our bylaws may be amended by a majority of the directors then in office or by a vote of the majority of the capital stock outstanding and entitled to vote. Any bylaw, whether adopted, amended or repealed by the shareholders or directors, may be amended or reinstated by the shareholders or directors.

Removal of Directors. Our bylaws provide that a director may only be removed with cause by the affirmative vote of the holders of the majority of shares issued and outstanding and entitled to be cast in the election of directors. In addition, the NJBCA provides that if a corporation’s directors are divided into classes, shareholders shall not be entitled to remove directors without cause.

Absence of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors. The absence of cumulative voting means that the holders of a majority of our voting shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Authorized Shares. As indicated above, our certificate of incorporation currently authorizes the issuance of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. The unissued authorized shares may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. Also, as indicated above, our board of directors’ right to set the terms of one or more series of preferred stock may have anti-takeover effects.

Effect of Anti-Takeover Provisions

The foregoing provisions of our certificate of incorporation and bylaws and New Jersey law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make us less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available.

Our board of directors believes that the provisions described above have the overall effect of reducing our vulnerability to unsolicited takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. In our board of directors’ judgment, our board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, our board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with our board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite our board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which our stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

See “Prospectus Supplement Summary—Recent Developments” regarding a proposed reincorporation in Delaware and elimination of the classified board structure, subject to shareholder approval.

UNDERWRITING

We have entered into an underwriting agreement, dated      , 2026 (the “Underwriting Agreement”), with Piper Sandler & Co., with respect to the shares of common stock subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, the number of ordinary shares set forth opposite its name in the table below.

UNDERWRITER	NUMBER OF SHARES
Piper Sandler & Co.

Total

The Underwriting Agreement provides that the obligations of the underwriter to purchase shares of our common stock depends on the satisfaction of certain conditions precedent contained in the Underwriting Agreement, including that the representations and warranties made by us are true and our obligations have been performed, the receipt by the underwriters of officers’ certificates and legal opinions and approval of legal matters by the underwriter’s counsel.

Subject to those conditions, the underwriter has agreed to purchase and pay for all such shares of common stock if any are purchased. However, the underwriter is not obligated to take or pay for the shares of our common stock covered by the underwriter option described below, unless and until such option is exercised.

The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by the underwriter. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the Underwriting Agreement.

Option to Purchase Additional Shares

We have granted the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of     additional shares of our common stock from us at the applicable public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.

Discounts and Commissions

The underwriter proposes to offer the shares of common stock to the public at the combined public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $    per share of common stock. After the initial offering, the public offering price, concession or any other term of this offering may be changed by the underwriter.

The following table shows the combined public offering price, underwriting discounts and commissions and proceeds, before expenses, to us on both a per share and aggregate basis. The aggregate amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our common stock.

	Per share	Total Without Purchase Option Exercise	Total With Full Purchase Option Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses will be approximately $   . We have also agreed to reimburse the underwriter for certain of its reasonable out-of-pocket expenses incurred in connection with its engagement as underwriter, including, without limitation, certain marketing, syndication and travel expenses, as well as legal fees and expenses of the underwriter’s counsel not to exceed $175,000. In accordance with Financial Industry Regulatory Authority, Inc. Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “BCBP.”

Electronic Offer, Sale and Distribution of Securities

A prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares of our common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on the underwriter’s website and any information contained on any other website maintained by the underwriter is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.

Lock-Up Agreements

We, our executive officers, and our directors are entering into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter and subject to certain exceptions:

(i)

directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or hedge, or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, collectively, the “Lock-Up Securities”, or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, or

(ii)

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, or

(iii)	publicly announce any intention to do any of the foregoing.

These restrictions are subject to customary exceptions and will be in effect for a period of 90 days after the date of this prospectus supplement. At any time, the underwriters may, in their sole discretion, waive or release all or some of the securities from the lock-up agreements; provided that, if the person receiving such a waiver or release is one of our officers or directors, the underwriters have agreed to notify us at least three business days before the effective date of any such waiver or releasee, and we have agreed to announce the impeding waiver or release by press release at least two business days before its effective date.

These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with our common stock to the same extent as they apply to our common stock. They also apply to common stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Indemnification and Contribution

We have agreed to indemnify the underwriter and its affiliates, selling agents and controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriter and its affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option described herein. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option described herein. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriter and the Company that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

This prospectus has been prepared on the basis that the offering of the shares falls within one of the exceptions specified in Part 1 of Schedule 1 of the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and, accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. This prospectus does not constitute a prospectus for the purposes of the POATRs.

An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions:

(a)

at any time where the offer is conditional on the admission of the shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 to the POATRs);

(b)	at any time to any legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;

(c)

at any time to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs) in the United Kingdom subject to obtaining the prior consent of the relevant underwriter nominated by us for any such offer; or

(d)	at any time in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in this prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the shares be circulated, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of shares. Further, this prospectus does not constitute a public offer of shares in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority (FSRA) or the Dubai Financial Services Authority.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, FINMA, and the offer of shares has not been and will not be authorized under CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in France

The shares have not been and will not be offered or sold to the public in the Republic of France, and no offering of this prospectus or any marketing materials relating to securities may be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in France (except for public offerings defined in Article L.411-2 1° of the French Monetary and Financial Code).

The shares may only be offered or sold in France pursuant to Article L. 411-2 1° of the French Monetary and Financial Code to qualified investors (investisseurs qualifiés) (as such term is defined in Article 2(e) of Regulation (EU) n° 2017/1129 dated 14 June 2017, as amended ) acting for their own account, and in accordance with Articles L. 411-1, L. 411-2 and D. 411-2 to D.411-4 of the French Monetary and Financial Code.

Prospective investors are advised that:

•

neither this prospectus nor any other offering materials relating to the securities described in this prospectus has been submitted for clearance to the French financial markets authority (Autorité des marchés financiers);

•

neither this prospectus, nor any offering material relating to the securities has been or will be released, issued, distributed or caused to be released, issued or distributed to the public in France or used in connection with any offer for subscription or sale of the securities to the public in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (other than public offerings defined in Article L.411-2 1° of the French Monetary and Financial Code);

•

individuals or entities referred to in Article L. 411-2 1° of the French Monetary and Financial Code may participate in the offering, as provided under Articles D.411-4 of the French Monetary and Financial Code; and

•

the direct and indirect distribution or sale to the public of the securities acquired by them may only be made in compliance with Articles L. 411-1, L. 411-2 1°, L. 412-1 and L. 621-8 to L. 621-8-2 of the French Monetary and Financial Code.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Notice to Prospective Investors in Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the shares of our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the shares of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement has been passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, NY. Kilpatrick Townsend & Stockton LLP, Washington, DC, will pass upon certain legal matters for the underwriter.

EXPERTS

The audited consolidated financial statements of the Company as of December 31, 2025 and 2024 and for each of the years in the three year period ended December  31, 2025, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting, have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as set forth in its reports included therein, which is incorporated herein by reference. Such reports are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below (File No. 000-50275 except where stated), which are considered to be a part of this prospectus, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, unless expressly incorporated by reference herein:

•

our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March  9, 2026 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2026, incorporated by reference therein);

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May  1, 2026 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 10, 2026;

•

our Current Reports on Form  8-K filed on January  7, 2026, January  16, 2026, January  30, 2026, February  24, 2026, April  22, 2026, April  28, 2026, May  21, 2026, June  1, 2026, June  18, 2026, July  8, 2026, July  22, 2026, August  3, 2026 and September 3, 2026;

•	the description of our common stock contained in our Registration Statement on Form S-3 (File No. 333-298337), filed with the SEC on August 14, 2026, as updated and amended from time to time; and

•	our Preliminary Proxy Statement on Schedule 14A, filed with the SEC on September 11, 2026.

All reports and other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

Any documents incorporated by reference into this prospectus are available without charge to you on the Internet at www.bcb.bank or if you call or write to: Ryan Blake, Executive Vice President, Chief Operating Officer and Corporate Secretary, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002, telephone: (201) 823-0700, email: rblake@bcb.bank. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus supplement to sell securities if it is accompanied by a prospectus. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus supplement or the prospectus or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

PROSPECTUS

BCB Bancorp, Inc.

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Depositary Shares

Purchase Contracts

Purchase Units

Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exchangeable for other securities. The maximum aggregate public offering price of the securities offered through this prospectus is $100,000,000.

This prospectus provides a general description of these securities. We will provide the specific terms of the securities offered in supplements to this prospectus at the time we offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in any of our securities.

The securities may be offered directly by us on a continuous or delayed basis, through agents designated from time to time by us, to or through dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. Any agents, dealers or underwriters participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). See the sections of this prospectus entitled “About This Prospectus” and “Plan of Distribution” for more information. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Market under the symbol “BCBP.” On August 13, 2026, the last reported sales price per share of our common stock on the Nasdaq Global Market was $9.00. We expect that any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange. If we decide to apply to list any such securities on a securities exchange upon their issuance, the prospectus supplement relating to those securities will disclose the exchange on which we will apply to have those securities listed. Any prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq Global Market or any other securities exchange of the other securities covered by the prospectus supplement.

Investing in the securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which are incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

These securities are not savings accounts, deposits or other obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the U.S. Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2026.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell any combination of the securities described in this prospectus, from time to time in one or more offerings, up to a total dollar amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

We have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and the documents incorporated by reference is accurate only as of their respective dates.

You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus together with additional information from the sources described in “Where You Can Find More Information” in this prospectus. You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

References to “we,” “us,” “our,” “BCB Bancorp” or the “Company” refer to BCB Bancorp, Inc. and its subsidiaries, unless the context otherwise requires, and references to the “Bank” refer to BCB Community Bank.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below (File No. 000-50275), which are considered to be a part of this prospectus, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, unless expressly incorporated by reference herein:

•

our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March  9, 2026 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2026, incorporated by reference therein);

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May  1, 2026 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 10, 2026;

•

our Current Reports on Form  8-K filed on January  7, 2026, January  16, 2026, January  30, 2026, February  24, 2026, April  22, 2026, April  28, 2026, May  21, 2026, June  1, 2026, June  18, 2026, July  8, 2026, July  22, 2026, and August 3, 2026; and

•

the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020, as updated and amended from time to time.

All reports and other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

Any documents incorporated by reference into this prospectus are available without charge to you on the Internet at www.bcb.bank or if you call or write to: Ryan Blake, Executive Vice President, Chief Operating Officer and Corporate Secretary, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002, telephone: (201) 823-0700, email: rblake@bcb.bank. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. You can also identify them by the fact that they do not relate strictly to historical or current facts.

Forward-looking statements include statements with respect to our belief, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, including our growth strategy and expansion plans, including potential acquisitions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

The most significant factors that could cause future results to differ materially from those anticipated by our forward-looking statements include the global impact of the United States military conflict with Iran, the periodic Federal budget and funding stalemates in Congress, global tariffs imposed by the Trump administration, higher inflation levels, changes in market interest rates and general economic concerns, all of which could impact our customers’ businesses and the economy and could cause increased loan delinquencies, a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to:

•

the global economic trends and geopolitical risks, including the ongoing conflicts in Ukraine and the Middle East, and changes in the rate of investment or economic growth, including as a result of sanctions, tariffs or other measures;

•	unfavorable economic conditions in the United States generally and particularly in our primary market area and those of our customers;

•	supply chain disruptions and labor shortages;

•	the impact of any future pandemics or other natural disasters;

•	the Company’s ability to effectively attract and deploy deposits;

•	changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets;

•	shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility;

•	the effects of declines in real estate values that may adversely impact the collateral underlying our loans;

•	increase in unemployment levels and slowdowns in economic growth;

•

the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios;

•	the credit risk associated with our loan portfolio;

•	changes in the credit performance of our loan portfolio, including levels of criticized and classified loans, nonaccrual loans, and charge-offs;

•	changes in the quality and composition of the Bank’s loan and investment portfolios;

•	changes in our ability to access cost-effective funding;

•	deposit flows;

•	changes in liquidity levels, funding sources, or funding costs, and our ability to manage our liquidity risks;

•	legislative and regulatory changes, including but not limited to, increases in Federal Deposit Insurance Corporation (“FDIC”) insurance rates;

•	monetary and fiscal policies of the federal and state governments, including changes in government priorities or budgets;

•	changes in tax policies, rates and regulations of federal, state and local tax authorities;

•	demands for our loan products;

•	demand for financial services;

•	competition;

•	changes in the securities or secondary loan markets;

•	changes in management’s business strategies;

•	our ability to enter new markets successfully;

•	our ability to successfully integrate acquired businesses;

•	changes in consumer spending;

•	our ability to retain key employees;

•	the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk;

•	potential impact of regulatory requirements, matters, litigation, or other legal actions which could adversely affect operating results;

•	failure to identify and adequately and promptly address cybersecurity risks, including data breaches and cyberattacks;

•

developments in technology, such as artificial intelligence, and our ability to incorporate innovative technologies in our business and provide products and services that satisfy our customers’ expectations for convenience and security;

•	civil unrest in the communities that we serve; and

•

other factors discussed elsewhere in this prospectus, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K filed for the year ended December 31, 2025, in Part II, Item 1A of our quarterly reports on Form 10-Q, and our other periodic reports that we file with the SEC.

All forward-looking statements included in this prospectus, any applicable prospectus supplement or in a document incorporated by reference herein or therein speak only as of the date such document. We undertake no obligation to update any forward-looking statement to reflect factual assumptions, circumstances or events that have changed after we have made the forward-looking statements. You should not put undue reliance on any forward-looking statements.

THE COMPANY

BCB Bancorp, Inc. is a New Jersey corporation established in 2003 and is the holding company parent of BCB Community Bank. The Company has not engaged in any significant business activity other than owning all of the outstanding common stock of BCB Community Bank. At June 30, 2026 we had $3.118 billion in consolidated assets, $2.636 billion in deposits and $291.9 million in consolidated stockholders’ equity. The Company is subject to extensive regulation as a registered bank holding company by the Board of Governors of the Federal Reserve System.

BCB Community Bank opened for business on November 1, 2000, as Bayonne Community Bank, a New Jersey chartered commercial bank. The Bank changed its name from Bayonne Community Bank to BCB Community Bank in April 2007. At June 30, 2026, the Bank operated (i) 23 branches in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, (ii) three branches in Staten Island and one in Hicksville, New York, (iii) executive offices located at 104-110 Avenue C, and (iv) an administrative office located at 591-595 Avenue C, Bayonne, New Jersey 07002. The Bank’s deposit accounts are insured by the FDIC and the Bank is a member of the Federal Home Loan Bank (“FHLB”) System.

We are a community-oriented financial institution. Our business is to offer FDIC-insured deposit products and to invest funds held in deposit accounts at the Bank, together with funds generated from operations, in loans and investment securities. We offer our customers:

•

loans, including commercial and multi-family real estate loans, one- to four-family mortgage loans, home equity loans, construction loans, consumer loans and commercial business loans. In recent years the primary growth in our loan portfolio has been in loans secured by commercial real estate and multi-family properties;

•

FDIC-insured deposit products, including savings and club accounts, interest and non-interest bearing demand accounts, money market accounts, certificates of deposit and individual retirement accounts; and

•

retail and commercial banking services including wire transfers, money orders, safe deposit boxes, a night depository, debit cards, online banking, mobile banking, gift cards, fraud detection (positive pay), and automated teller services.

Our principal executive offices are located at 104-110 Avenue C, Bayonne, New Jersey 07002, and our telephone number is (201) 823-0700.

On August 3, 2026, our board of directors approved a proposal to change the Company’s state of incorporation from New Jersey to Delaware and also to end the current staggered board terms and move to annual director elections, subject to shareholder approval.

RISK FACTORS

Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Part I, Item 1A under the caption “Risk Factors” and elsewhere in our 2025 Form 10-K, which is incorporated by reference into this prospectus, as updated by Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 and our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of offered securities by us for general corporate purposes, including:

•	maintenance of consolidated capital to support our growth, enabling us to continue to satisfy our regulatory capital requirements;

•	contributions of capital to BCB Community Bank to support its growth, enabling it to continue to satisfy its regulatory capital requirements;

•	financing of acquisitions of financial institutions, their branches or their assets; and

•	refinancing, reduction or repayment of debt.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

Except as otherwise stated in an applicable prospectus supplement, pending the application of the net proceeds from the sale of offered securities, we expect to either deposit such net proceeds in deposit accounts or invest them in short-term obligations.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, units and subscription rights that may be offered under this prospectus. The following summaries are not meant to be a complete description of each security. However, this prospectus and the prospectus supplement contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF COMMON STOCK

The following description sets forth certain general terms and provisions of our common stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Certificate of Incorporation, as amended (the “charter”), Bylaws, as amended (the “bylaws”), and applicable provisions of the New Jersey Business Corporation Act (the “NJBCA”).

Authorized and Outstanding Shares

As of the date of this prospectus, we were authorized to issue 40,000,000 shares of common stock, having no par value, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 14, 2026, we had 18,101,822 shares of common stock outstanding, approximately 848,796 shares of our common stock were issuable upon exercise of outstanding stock options, and approximately 645,007 shares of our common stock were reserved for future issuance under our stock compensation plans.

Dividend Rights

Subject to all rights of holders of any other class or series of stock, holders of our common stock are entitled to receive dividends if and when our board of directors declares dividends from funds legally available therefor. Under New Jersey law, we are not permitted to pay dividends if, as a result, we would be unable to pay our debts as they come due in the ordinary course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time the dividend is paid, to satisfy the preferential rights on dissolution of any stockholders whose preferential rights on dissolution are superior to those stockholders receiving the dividend. On June 18, 2026, the Company announced that its Board of Directors has voted to suspend payment of the Company’s quarterly cash dividends on its common and preferred stock.

Voting Rights

In general, each outstanding share of our common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action. In addition, each holder of our common stock is generally entitled to one vote per share and does not have any right to cumulate votes in the election of directors.

Preemptive Rights; Conversion, Sinking Fund or Redemption

Holders of our common stock have no preemptive rights to purchase additional shares of our common stock. Our common stock is not subject to redemption.

Additional Shares

Our charter grants our board of directors the right to classify or reclassify any unissued shares of our common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, our board of directors could authorize the issuance of additional shares of our common stock with terms and conditions that could have the effect of discouraging a takeover or other transaction which the holders of some, or a majority, of shares of our common stock might believe to be otherwise in their best interests or in which the holders of some, or a majority, of shares of our common stock might receive a premium for their shares of our common stock over the then market price of such shares. As of the date hereof, our board of directors has no plans to classify or reclassify any unissued shares of our common stock.

Restrictions on Ownership

Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as the Company unless the Board of Governors of the Federal Reserve (“FRB”) has prior written notice and has not issued a notice disapproving the proposed acquisition. In evaluating such notices, the FRB takes into consideration such factors as the financial resources, competence, experience and integrity of the acquirer, the future prospects of the bank holding company involved and its subsidiary bank and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing 25% or more of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the regulator that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of 10% or more of any class of a bank holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as is the case with the Company, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934 as amended.

Further, under the Federal Change in Bank Control Act and its implementing regulations, any person is required to obtain the approval of the FDIC before acquiring 10% or more of our voting securities.

Under the New Jersey Banking Act, a company owning or controlling a bank is regulated as a bank holding company and must file certain reports with the Commissioner and is subject to examination by the Commissioner.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in our net assets remaining after the payment of liabilities and distributions, in accordance with their respective rights and interests.

Listing; Transfer Agent and Registrar

Our common stock is listed on the Nasdaq Global Market under the symbol “BCBP.” The transfer agent and registrar for our common stock is Computershare, 250 Royall Street, Canton, MA 02021.

Anti-Takeover Provisions of New Jersey law and Our Charter and Bylaws

A number of provisions of New Jersey law, our charter and our bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of New Jersey law, our charter and bylaws that might be deemed to have a potential “anti-takeover” effect. The following description of certain of the provisions of our charter and bylaws is necessarily general and reference should be made in each case to our charter and bylaws.

New Jersey Anti-Takeover Statute

Business Combinations. Under the NJBCA, certain “business combinations” between a New Jersey corporation and an “Interested Stockholder” are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. When used in reference to any such corporation, an “interested stockholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that corporation or who is an affiliate or associate of that corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of that corporation. Thereafter a business combination with an Interested Stockholder may be effected if any of the following is met: (i) approval by the board of directors before the Interested Stockholder became an Interested Stockholder; (ii) approval by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the Interested Stockholder; (iii) payment of a fair price as defined in the NJBCA; or (iv) approval by the board of directors or a board committee consisting solely of persons who are not affiliated with the Interested Stockholder before the combination and the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the Interested Stockholder.

New Jersey’s business combination statute does not apply to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Provisions of Our Charter and Bylaws

Classification of our Board of Directors. Our bylaws provide that we will have not less than one nor more than 25 directors, and our bylaws provide that the exact number shall be fixed by our board of directors and that the number of directors may be increased or decreased by our board of directors. Our board of directors is currently composed of 11 directors.

Our directors are divided into three classes. The members of each class are elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, our policies impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to our board of directors at an annual meeting of shareholders.

Extraordinary Transactions. Pursuant to the NJBCA, a New Jersey corporation generally cannot (except under and in compliance with specifically enumerated provisions of the NJBCA) amend its certificate of incorporation, consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange, or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of a majority of the votes cast by the corporation’s stockholders entitled to vote, unless a greater percentage is set forth in the corporation’s certificate of incorporation.

Charter Amendments. In general, a proposed amendment to our certificate of incorporation will be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Bylaws Amendments. Our bylaws may be amended by a majority of the directors then in office or by a vote of the majority of the capital stock outstanding and entitled to vote. Any bylaw, whether adopted, amended or repealed by the shareholders or directors, may be amended or reinstated by the shareholders or directors.

Removal of Directors. Our charter provides that a director may only be removed, with or without cause, by the affirmative vote of the holders of the majority of shares issued and outstanding and entitled to be cast in the election of directors. In addition, the NJBCA provides that if a corporation’s directors are divided into classes, shareholders shall not be entitled to remove directors without cause.

Absence of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors. The absence of cumulative voting means that the holders of a majority of our voting shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Authorized Shares. As indicated above, our charter currently authorizes the issuance of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. The unissued authorized shares may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. Also, as indicated above, our board of directors’ right to set the terms of one or more series of preferred stock may have anti-takeover effects.

Effect of Anti-Takeover Provisions

The foregoing provisions of our charter and bylaws and New Jersey law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make us less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available.

Our board of directors believes that the provisions described above have the overall effect of reducing our vulnerability to unsolicited takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. In our board of directors’ judgment, our board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, our board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with our board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite our board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which our stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

DESCRIPTION OF PREFERRED STOCK

As of the date of this prospectus, we are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. Pursuant to our charter, our board of directors has the power to provide for the issuance of the shares of preferred stock in a series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

As of the date of this prospectus, we have 1,999 shares of Series J 8.0% Noncumulative Perpetual Preferred Stock and 549 shares of Series K 6% Noncumulative Perpetual Preferred Stock outstanding. Except as required by law, the holders of Series J Preferred Stock and Series K Preferred Stock do not have voting rights. In addition, the holders of Series J Preferred Stock and Series K Preferred Stock will vote as a separate class on any proposal which would revise the terms of the Series J Preferred Stock or the Series K Preferred Stock, as applicable. Shares of Series J Preferred Stock may not be redeemed until after the fifth anniversary of the date of issuance of such Series J Preferred Stock. Shares of Series K Preferred Stock may not be redeemed until after the fifth anniversary of the date of issuance of such Series K Preferred Stock. Any shares of Series J Preferred Stock or Series K Preferred Stock we purchase or otherwise acquire will be retired and canceled. Shares of the Series J Preferred Stock and Series K Preferred Stock, taken together, will rank senior to our common stock and will rank junior to all of our indebtedness and other non-equity claims. The terms of our preferred stock provide for discretionary, non-cumulative dividends, payable quarterly. On June 18, 2026, the Company announced that its Board of Directors has voted to suspend payment of the Company’s quarterly cash dividends on its common and preferred stock. None of the Series J Preferred Stock or the Series K Preferred Stock is subject to any sinking fund.

General

Prior to the issuance of any additional series of preferred stock, we will amend our charter by filing a certificate of amendment, which will designate the series of preferred stock, if any, and the number of shares and terms of such preferred stock. The issuance of any preferred stock could adversely affect the rights of holders of common stock and, therefore, reduce the value of the common stock.

The terms of any preferred stock sold pursuant to the registration statement of which this prospectus is a part will be described in the applicable prospectus supplement (and any applicable free writing prospectus) relating to the offering of such preferred stock, including, where applicable:

•	title and stated or liquidation value;

•	the number of shares offered and the initial offering price;

•	voting rights and other protective provisions;

•	any dividend rate(s), payment period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares;

•	the date from which dividends will accumulate, if applicable;

•	the terms and amount of a sinking fund, if any, for purchase or redemption;

•	redemption rights, including conditions and the redemption price(s), if applicable;

•

the terms and conditions upon which shares will be convertible into common stock or any other securities, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

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any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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the condition and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or any other class of our shares ranking junior to such shares as to dividends or upon liquidation;

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the conditions and restrictions, if any, on the creation of indebtedness of us or any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to such shares as to dividends or upon liquidation; and

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any other specific terms, preferences, rights, privileges, limitations or restrictions. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Refer to “Description of Common Stock – Anti-Takeover Effects of New Jersey Law and our Charter and Bylaws” for a discussion of provisions of the NJBCA and our charter and bylaws that may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities and may issue warrants independently or together with common stock, preferred stock or debt securities or attached to or separate from such securities, in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to stockholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•	the date, if any, on and after which the warrants and the securities offered with the warrants, if any, will be separately transferable;

•	the purchase price for each security purchasable on exercise of the warrants;

•	the dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

•	the periods during which and places at which such warrants are exercisable;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any anti-dilution protection provisions;

•	the provisions, if any, for changes to or adjustments in the exercise price of the warrants;

•	the terms of any right that we may have to redeem or call the warrants;

•	the currency or currencies in which such warrants are exercisable, if other than U.S. dollars;

•	the effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

•	the name and address of the warrant agent, if any;

•	whether the warrants will be issued in certificated or book-entry form; and

•	any other material terms, including terms, procedures and limitations relating to the transferability, exchange, exercise or amendment of such warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common stock, preferred stock or debt securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of our common stock or preferred stock or for debt securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of each share of our common stock or preferred stock or for debt securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and is subject to, and will be qualified in its entirety by reference to, the applicable subscription rights agreement and subscription rights certificate, which will be filed with the SEC in connection with any offering of subscription rights.

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and supplemental indenture applicable to the debt securities. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and applicable supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

On August 28, 2024, the Company issued $40 million of fixed-to-floating subordinated debentures (the “Notes”) in a private placement to certain qualified institutional investors. The Notes have a 10-year term and bear interest at a fixed rate of 9.250% for the first five years of the term (the “Fixed Interest Rate Period”). The fixed interest rate is payable semiannually during the Fixed Interest Rate Period and will be reset quarterly thereafter to the then-current three-month Chicago Mercantile Exchange Term SOFR plus 582 basis points until redemption or maturity (the “Floating Interest Rate Period”). The Notes are scheduled to mature on September 1, 2034. Subject to limited exceptions, the Company cannot redeem the Notes for the first five years of the term. The Company will pay interest in arrears semi-annually during the Fixed Interest Rate Period and quarterly during the Floating Interest Rate Period during the term of the Notes. The Notes constitute an unsecured and subordinated obligation of the Company and rank junior in right of payment to any senior indebtedness and obligations to general and secured creditors. The principal amount of the Notes qualifies as Tier 2 capital for the Company for regulatory purposes, when applicable, and the portion that the Company contributed to the Bank qualifies as Tier 1 capital for the Bank. The additional capital is used for general corporate purposes including organic growth initiatives. The Company also has $4.1 million of mandatory redeemable trust preferred securities outstanding. Effective September 18, 2023, the interest rate on these floating rate junior subordinated debentures adjusts quarterly based on the three-month CME Term SOFR, as adjusted by the spread adjustment of 0.26161%, plus 2.650%. The rate paid as of March 31, 2026 was 6.595%. The trust preferred debenture became callable, at the Company’s option, on June 17, 2009, and quarterly thereafter. They mature on June 17, 2034. In accordance with the Adjustable Interest Rate Act (the “LIBOR Act”) and the regulation issued by the Board of Governors of the Federal Reserve System implementing the LIBOR Act, the Company has selected the three-month CME Term SOFR as the applicable successor rate for the trust preferred securities. The calculation of the amount of interest payable, based on the three-month CME Term SOFR, will also include the applicable tenor spread adjustment of 0.26161% per annum as specified in the LIBOR Act.

We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, debt securities, including debentures, notes, bonds and other evidences of indebtedness as set forth in the applicable prospectus supplement. The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. We refer to the senior indenture and the subordinated indenture together as the indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of each series of debt securities that we may offer from time to time.

The following summary of the material provisions of the indentures and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the applicable indenture and certificates evidencing the applicable debt securities. The specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by those described in the applicable prospectus supplement.

Capitalized terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the applicable indenture.

In this section “Description of Debt Securities,” the “Company,” “we,” “our,” or “us” refer only to BCB Bancorp, Inc. and not to any of its subsidiaries.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities that we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series. The subordinated debt securities will be subordinated as described below under the heading “Subordinated Debt.”

The prospectus supplement relating to a particular series of debt securities will set forth the material terms of the debt securities being offered, including:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	the offering price;

•	the aggregate principal amount of such series which may be authenticated and delivered under the indentures;

•	the maturity date or dates;

•

if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and Discharge” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	the date of the debt securities if other than the date of original issuance;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates on which the principal of the debt securities of such series is payable;

•

the rate or rates, and if applicable the method used to determine the rate, at which the debt securities of such series shall bear interest, if any, the date or dates from which such interest shall accrue, the date or dates on which such interest shall be payable and the record date or dates for the interest payable on any debt securities on any interest payment date;

•	the place or places where payments of principal and interest may be made;

•

the obligation, if any, of the Company to redeem or purchase the debt securities of such series, at the option of the Company or at the option of a holder thereof, pursuant to any sinking fund or other redemption provisions and the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be so redeemed or purchased, in whole or in part;

•	if issued other than in denominations of $1,000 or any multiple of $1,000, the denominations in which the debt securities shall be issuable;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

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if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable, whether we or a holder may elect payment to be made in a different currency and the designation of the original currency determination agent;

•

if the amount of payments of principal of (and premium, if any, on) or any interest on the debt securities of the series may be determined with reference to an index, the manner in which such amounts shall be determined;

•	whether the debt securities will be issuable in the form of a global security;

•	any interest rate calculation agents, paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

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whether and under what circumstances we will pay Additional Amounts in respect of any series of debt securities and whether we have the option to redeem such debt securities rather than pay such Additional Amounts;

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any provisions relating to the extension of maturity of, or the renewal of, the debt securities of such series, or the conversion of the debt securities of such series into other securities of the Company;

•	any provisions relating to the purchase or redemption of all or any portion of a tranche or series of debt securities, including the period of notice required to redeem those debt securities;

•	the terms and conditions, if any, pursuant to which the debt securities are secured;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated Debt”; and

•	any other specific terms of such debt securities.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of or premium, if any, or interest on any series of debt securities is payable in a foreign currency or currencies, we will include in the applicable prospectus supplement information on the restrictions, elections, material United States federal income tax considerations, specific terms and other information with respect to that issue of debt securities and the foreign currency or currencies.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The material United States federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Senior Debt

Except as otherwise provided in a supplemental indenture or prospectus supplement, senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated debt of the Company, and will rank senior in right of payment to any subordinated debt.

Subordinated Debt

Except as otherwise provided in a supplemental indenture or prospectus supplement, subordinated debt securities will be unsecured and will be subordinated in right of payment, to the prior payment in full of all of our “senior indebtedness,” as more fully described in the applicable prospectus supplement. Notwithstanding the foregoing, if a deposit is made in accordance with the terms of the indenture with respect to any debt securities (and provided all other conditions set out in the indenture shall have been satisfied with respect to such debt securities), then, when the 90th day after such deposit has ended, no money obligations so deposited, and no proceeds thereon, will be subject to any rights of holders of Senior Indebtedness.

Under the subordinated debt indenture, “senior indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness, whether any such indebtedness exists as of the date of the indenture or is created, incurred or assumed after such date:

•	all obligations for borrowed money;

•	all obligations evidenced by debentures, debt securities or other similar instruments;

•	all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto),

•	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

•

all indebtedness of others guaranteed by us or any of our subsidiaries or for which we or any of our subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others); and

•

indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company but excluding any obligations of the Company which are required (as opposed to elected to be treated) as capitalized leases under GAAP.

Methods of Receiving Payments on the Notes

Unless otherwise indicated in a prospectus supplement, the debt securities will be payable as to principal, redemption premium, if any, and interest at the office or agency of the paying agent (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the debt securities at their addresses set forth in the register of holders.

Events of Default; Waiver

Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, an “event of default,” when used in the indentures, means any of the following:

•

our default in the payment of the principal, premium, if any, or any payment required by a sinking or analogous fund with respect to any of the debt securities when due, either at maturity, upon redemption, by declaration or otherwise;

•	our default in the payment of any interest on the debt securities when due, and continuance of such default for a period of 90 days;

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our failure to observe or perform any other covenant or agreement in the debt securities or the applicable indenture and the continuance of such default or breach for a period of 90 days after our receipt of notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series specifying such failure and requiring it to be remedied;

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a court having jurisdiction enters a decree or order for relief in respect of us or a Material Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or a Material Subsidiary or for any substantial part of our or its respective property, or ordering the winding-up or liquidation of our affairs shall have been entered and remained unstayed and in effect for a period of 60 consecutive days;

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we or a Material Subsidiary commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or the consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of us or a Material Subsidiary or of any substantial part of our or its respective property, or the making by us or a Material Subsidiary of a general assignment for the benefit of creditors; or

•	any other event of default provided with respect to a particular series of debt securities, as described in the prospectus supplement with respect to the offering of such series.

A Material Subsidiary means BCB Community Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of our consolidated assets.

If an event of default occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities by notice to us (with a copy to the trustee, if given by holders) may declare the principal to be immediately due and payable with respect to all the debt securities of that series, in the case of an event of default described in the first, second, third or sixth bullet above, or all of the debt securities issued under the indentures, in the case of an event of default described in the fourth or fifth bullet above.

The indentures also provide that the holders of a majority in principal amount of the debt securities may waive any existing default with respect to the debt securities and its consequences, except a default in the payment of the principal of and interest on the debt securities, if we have cured the event of default and deposited with the trustee a sum sufficient to pay the principal, premium, if any, and matured installments of interest which shall have become due otherwise than by acceleration.

The holders of a majority in principal amount of the debt securities of each series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indentures or that the trustee determines may be unjustly prejudicial to the holders of the debt securities not joining in the direction or that may involve the trustee in personal liability. In addition, the trustee may take any other action it deems proper consistent with any such direction received from the holders of the debt securities.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indentures at the request, order or direction of any of the holders pursuant to the indentures, unless such holders shall have offered to the trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:

•	such holder has previously given the trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of the outstanding debt securities have made a written request to the trustee to pursue the remedy;

•	such holders provide to the trustee reasonable indemnity acceptable to the trustee against the costs, expenses and liabilities to be incurred with such request;

•	the trustee has failed to institute a proceeding within 60 days after its receipt of the notice, request and offer of indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding debt securities do not give the trustee a direction inconsistent with the request within such 60-day period.

Each indenture requires the applicable trustee to notify the holders of a series regarding the existence of any default, unless the default has been cured or waived. In addition, in the case of a default in payment of principal of or interest on any note, or the payment of any sinking or purchase fund installment, the trustee may withhold notice of a default if and so long as a committee of its directors and/or responsible officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities. Furthermore, the trustee shall not provide notice of default to the holders of debt securities following the third event of default described in this section unless at least 30 days after the occurrence thereof. For purposes of these requirements, a “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indentures with respect to the debt securities of such series.

We are required to deliver to the trustee, within 120 days after the end of our fiscal year, commencing in the year during which the first series of debt securities is issued under an indenture, a written statement from our applicable officers regarding whether we have fulfilled all of our obligations under the indenture throughout the year and specifying any known default and its status.

Merger, Consolidation, Sale, Lease or Conveyance

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we will not merge into or consolidate with any other corporation, or sell or convey all or substantially all of our assets to any person, firm, or corporation unless:

•

we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of (and premium, if any, on) and any interest on all the debt securities, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by us by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such successor corporation;

•

neither we nor such successor corporation, as the case may be, immediately after giving effect to such merger, consolidation, sale or conveyance, will be in default in the performance of any such covenant or condition under the applicable indenture; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the applicable indenture and that all conditions precedent in such indenture provided for relating to such transaction have been complied with.

In the case of any such consolidation or merger, sale or conveyance and upon any such assumption by the successor corporation, the successor corporation shall succeed to, and be substituted for, us under the applicable indenture with the same effect as if it had been an original party to such indenture. As a result, we will be released from all our liabilities and obligations under such indenture and under the debt securities issued thereunder.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

The applicable prospectus supplement will describe any restrictive covenants applicable to any debt securities we offer for sale.

Modification of the Indenture

Unless we indicate otherwise in a prospectus supplement and except as set forth below, modification and amendment of an indenture, or entry into a supplemental indenture applicable to the debt securities may be made only when authorized by the board of directors and with the consent of the holders of not less than a majority in principal amount of the debt securities affected by such supplemental indenture, voting together as a single class.

Notwithstanding the foregoing, no modification or amendment of an indenture as applicable to any series of debt securities may:

•	extend the fixed maturity of any debt security;

•	reduce the principal amount thereof or premium, if any, on any debt security;

•	reduce the rate or extend the time of payment of interest on any debt security;

•	reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for modification or amendment of the applicable indenture;

•	modify the subordination provision in a manner adverse to the holders of any debt security; or

•	modify such provisions with respect to modification and waiver.

In addition, we and the trustee may modify or amend the indentures as applicable to the debt securities, without the consent of any holder of the debt securities, for any of the following purposes:

•

to evidence the succession of another corporation to the Company and provide for the assumption of our covenants, agreements and obligations by a successor in accordance with certain covenants related to change of control transactions;

•

to add to our covenants such further covenants, restrictions, conditions or provisions as our board of directors considers to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided under the applicable indenture with such period of grace and subject to such conditions as such supplemental indenture may provide;

•

to add or change any of the provisions of the indenture to provide that the debt securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of debt securities in uncertificated form; provided, that no such action shall adversely affect the interests of the holders of the debt securities or any related coupons in any material respect;

•

to modify, eliminate or add provisions of the indenture in order to effect the qualification of an indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act and to add such other provisions as may be expressly permitted by the Trust Indenture Act, excluding Section 316(a)(2), as amended;

•

to modify, eliminate or add to any provisions of the indenture; provided that any such change or elimination (i) becomes effective only when there are no outstanding debt securities of such series and such series was created prior to the execution of such supplemental indenture or (ii) does not apply to any outstanding debt security;

•

(i) to cure any ambiguity or to correct or supplement any provision in the indenture or any supplemental indenture which may be defective or inconsistent with any other provision; (ii) to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or (iii) to make such other provisions in regard to matters or questions arising under the indenture; provided, that no such provision, shall adversely affect in any material respect the interests of the holders of the debt securities or any related coupons, including provisions necessary or desirable to provide for or facilitate the administration of the trusts;

•	to secure any series of debt securities; and

•

to evidence and provide for the acceptance and appointment by a successor trustee with respect to the debt securities of one or more series and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trusts by more than one trustee.

The trustee shall not be obligated to enter into any amendment or supplemental indenture, which adversely affects the trustee’s own rights, duties or immunities under the applicable indenture or otherwise.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the applicable indenture or the debt securities and the rights of any holder of a debt security to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the debt securities voting as a single class may waive compliance in a particular instance by us with any provision of the applicable indenture or the debt security and rescind and annul such declaration and its consequences, except as otherwise stated above, but no waiver or rescission and annulment will extend to or affect any subsequent default or impair any other right.

Outstanding Notes; Determinations of Holders’ Actions

Debt securities outstanding at any time are the debt securities authenticated and delivered by the trustee except for those cancelled by the trustee or delivered to the trustee for cancellation, those debt securities, or portions thereof, for which we have deposited in trust with the trustee or any paying agent, a sufficient amount of money for the payment or redemption thereof, those debt securities that have been defeased under the indenture, and those debt securities that have been exchanged for other debt securities issued under the indenture or that have been mutilated, destroyed, lost or stolen and replaced by the trustee. A debt security does not cease to be outstanding because we or an affiliate of us holds the debt security; provided, that in determining whether the holders of the requisite aggregate principal amount of debt securities have given or concurred in any request, demand, authorization, notice, direction, consent, or waiver, debt securities owned by us any other obligor of the debt securities, or any other person directly or indirectly controlling or controlled by or under direct or indirect common control with us or any other obligor on the debt securities will be disregarded and deemed not to be outstanding for the purpose of any such determination, except for certain instances where the debt securities have been pledged in good faith.

The trustee may make reasonable rules for action by or at a meeting of holders of the debt securities. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Satisfaction and Discharge

Each indenture may be discharged and cease to be of further effect as to the applicable debt securities, when either:

•

all debt securities that have been authenticated and all coupons, except (a) coupons on Bearer Securities that meet certain conditions, (b) lost, stolen or destroyed debt securities and coupons that have been replaced or paid, (c) coupons relating to debt securities called for redemption and maturing after the relevant redemption date, whose surrender has been waived, and (d) debt securities and coupons for which payment has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust; or

•

all debt securities and certain coupons discussed above that have not been delivered to the trustee for cancellation (a) have become due and payable, (b) are by their terms shall become due and payable within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to a trustee for the giving of notice of redemption, and in the case of clause (a) and (c) in the preceding bullet above, we have deposited or caused to be deposited with the trustee as trust funds the entire amount (other than moneys repaid by the trustee or any paying agent to us under the terms of the indenture) sufficient to pay at maturity or upon redemption all debt securities of such series and coupons not delivered to the trustee for cancellation, including principal (and premium, if any) and any interest due or to become due to such date of maturity or date of redemption;

•	we have paid or caused to be paid all other sums payable by us under the applicable indenture with respect to the debt securities;

•	upon demand and at our cost and expense, the trustee has executed proper instruments acknowledging the satisfaction and discharge of the applicable indenture with respect to the debt securities; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the debt securities have been complied with.

Legal Defeasance and Covenant Defeasance

Legal Defeasance

Under the terms of the indentures and unless as otherwise provided in a supplemental indenture, we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities on the 123rd day (or later as described below) after we have made the deposit referred to below, and the provisions of the applicable indenture will cease to be applicable with respect to the debt securities (except for, among other matters, certain rights of the holders to receive payments of principal, premium and interest on such debt securities from the trust fund, and our obligations to register the transfer of or exchange of the debt securities, prepare temporary debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold funds for payment in trust, and rights, powers, trusts, duties, and immunities with respect to the trustee) if:

•

we have irrevocably deposited with the trustee, in trust, money in an amount and/or non-callable or non-redeemable government securities that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm expressed in a written certification delivered to the trustee, to pay the principal of, premium, if any, and accrued interest on the debt securities at the time such payments are due or on the applicable redemption date in accordance with the terms of the applicable indenture and any mandatory sinking fund payments or analogous payments applicable to such debt securities;

•

no default or event that after notice or lapse of time, or both, would become a default with respect to such debt securities, will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 123rd day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to the company with respect to such deposit;

•

such defeasance or covenant defeasance does not (i) cause the trustee for the debt securities to have a conflicting interest under the terms of the indenture or the Trust Indenture Act or (ii) result in the trust arising from such deposit to constitute, unless it is qualified, a regulated investment company under the Investment Company Act of 1940, as amended;

•

such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•	such defeasance or covenant defeasance does not cause any debt securities of such series then listed on any registered national securities exchange under the Exchange Act to be delisted;

•

we have delivered to the trustee an opinion of counsel stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the indenture there has been a change in the applicable federal income tax law, to the effect that, and based thereon, holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

such defeasance is effected in compliance with any terms, conditions or limitations which may be imposed on the Company in connection with a supplemental indenture or board resolutions establishing such series of debt securities; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that, all conditions precedent and subsequent provided for in the indenture relating to the defeasance have been complied with.

Covenant Defeasance

Under the terms of the indentures and unless as otherwise provided in a supplemental indenture, we will not need to comply with certain restrictive covenants, and the provisions of the applicable indenture will cease to be applicable with respect to an event of default under the debt securities other than an event of default due to our failure to pay the principal of or interest on the debt securities when due, upon:

•	the satisfaction of the conditions described in “Legal Defeasance,” other than with respect to the sixth bullet point; and

•

our delivery to the trustee of an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the applicable indenture as described in the immediately preceding paragraph and the debt securities are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the trustee may not be sufficient to pay amounts due on the debt securities at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Limitation on Individual Liability

No incorporator or past, present or future stockholder, officer or director of us or any successor corporation, as such, will have any liability for any obligations of us under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a debt security, by accepting a note, waives and releases such liability. The waiver and release are part of the consideration for the issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

At all times, the trustee must be a corporation organized and doing business under the laws of the United States or any state or territory thereof or of the District of Columbia, with authority to exercise corporate trust powers, be subject to the supervision or examination by federal, state, territorial or District of Columbia authority, have at all times a combined capital and surplus of not less than $5,000,000 and not be the Company or any person directly or indirectly controlling or controlled by or under common control with the Company.

If the trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the debt securities, within 90 days after the trustee has or acquired a conflicting interest, which has not been cured or waived, the trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as trustee with respect to the debt securities issued under the applicable indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities. The trustee and/or certain of its affiliates may provide banking, investment and other services to us.

Notices

Any notices required to be given to the holders of the debt securities will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities are governed by, and will be construed in accordance with, the laws of the State of New York. The indentures will be subject to the provisions of the Trust Indenture Act that are required to be part of the indentures and shall, to the extent applicable, be governed by such provisions.

Book-Entry Delivery and Settlement

Global Notes

We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, any underwriters nor any trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by any underwriters with portions of the principal amounts of the global notes; and

•

ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.

Neither we nor any trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Certificated Notes

Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	subject to DTC’s procedures, we determine not to have the debt securities of such series represented by a global note.

Neither we nor any trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and any trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of our preferred stock, in which case we will issue receipts for depositary shares and each of these depositary shares will represent a fraction of a share of the applicable series of our preferred stock, as set forth in the applicable prospectus supplement. The following summary of the terms of the depositary shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the depositary shares and our preferred stock, as well as the form of the deposit agreement, our charter and the certificate of amendment relating to the applicable series of our preferred stock that are, or will be, filed with the SEC. Therefore, you should carefully consider the actual provisions of these documents.

General

Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of our preferred stock underlying that depositary share, to all rights and preferences of our preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of our preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. The name and address of the principal executive office of the depositary will be included in the prospectus supplement relating to the issue.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

Dividends and Other Distributions

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of our preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for our preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of our preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of our preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of our preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of our preferred stock held by the depositary. Whenever we redeem any of our preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing our preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of our preferred stock.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying our preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of our preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for our preferred stock. The depositary will try, as far as practicable, to vote our preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote our preferred stock in accordance with these instructions. The depositary will not vote our preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of our preferred stock underlying their depositary shares.

Partial shares of our preferred stock will not be issued. Holders of our preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for our preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of our preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of our preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of our preferred stock; and

•	all withdrawals of our preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of our preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of our preferred stock.

Neither we nor the depositary will be liable if either we or the depositary are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or our preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of our common stock, preferred stock or debt securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any offering of purchase contracts or purchase units will contain the specific terms of the purchase contracts or purchase units. These terms may include, without limitation, the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts or purchase units;

•	a discussion of material U.S. federal income tax considerations applicable to the purchase contracts or purchase units;

•	whether the purchase contracts or purchase units will be issued in fully registered or global form; and

•	any other terms of the purchase contracts or purchase units and any securities subject to such purchase contracts.

The description in the applicable prospectus supplement of any purchase contracts and purchase units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or unit agreement, which will be filed with the SEC in connection with any offering of such securities.

DESCRIPTION OF UNITS

We may issue units comprised of any combination of two or more of the other securities described in this prospectus and as specified in the applicable prospectus supplement. Each unit will be issued so that the holder of the unit is also the holder, with rights and obligations of a holder, of each security included in the unit. The units may be issued under unit agreements to be entered into between us and a unit agent.

The applicable prospectus supplement will specify the terms of the units, including:

•	the designation and terms of the units and of any of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of the material U.S. federal income tax considerations, if applicable; and

•	whether the units if issued as a separate security will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC in connection with any offering of units.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters, dealers or agents or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market price; or

•	negotiated prices.

For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the use of proceeds from the sale of the securities;

•	any underwriting discounts, concessions, commissions, agency fees or other compensation payable to underwriters, dealers or agents;

•	any discounts or concessions allowed or re-allowed or repaid to dealers;

•	estimated offering expenses; and

•	the securities exchanges on which the securities will be listed, if any.

We may grant underwriters options to purchase additional securities at the public offering price, with additional underwriting commissions or discounts, as applicable, set forth in the prospectus supplement. The terms of any such option will be set forth in the prospectus supplement for those securities.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on the Nasdaq Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

We may issue to our existing security holders, through a dividend or similar distribution, rights to purchase shares of our common stock or preferred stock, which may or may not be transferable. In any distribution of rights to our existing security holders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to facilitate the distribution of the unsubscribed securities. The applicable prospectus supplement will describe the specific terms of any offering of our common stock or preferred stock through the issuance of rights including, if applicable, the material terms of any standby underwriting agreement or purchase agreement.

Sales Through Underwriters, Dealers or Agents; Direct Sales

If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale.

If agents are used in any sale of securities offered under this prospectus, they will use their reasonable best efforts to solicit purchases for the period of their appointment.

If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer. If we sell securities through dealers or agents, or directly, the terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Market Making, Stabilization and Other Transactions

Each issue of a new series of preferred stock, warrants or rights will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. Unless indicated in the applicable prospectus supplement, we do not expect to list the offered securities on a securities exchange, except for our common stock, which is listed on the Nasdaq Global Market. We can provide no assurance as to whether the securities will have a liquid trading market.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of preventing or retarding a decline in the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. Any of these activities may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the market price of the securities may be higher than it otherwise would be in the absence of these transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the prospectus supplement.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information

We expect that any agreements we may have with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contribution with respect to payments that they may be required to make. An underwriter, dealer or agent, or any of their affiliates, may be customers of, or otherwise engage in transactions with or perform services for us in the ordinary course of business.

The specific terms of any lock-up provisions with respect to any given offering will be described in the applicable prospectus supplement.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and unless otherwise disclosed in the applicable prospectus supplement, we do not intend for the maximum consideration or discount to be received by any FINRA member or independent broker dealer to exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, NY. Counsel for any underwriters, dealers or agents will be named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements of the Company as of December 31, 2025 and 2024 and for each of the years in the two year period ended December 31, 2025, appearing in the 2025 Form 10-K have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as set forth in its report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

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BCB BANCORP, INC.

Common Stock

PROSPECTUS SUPPLEMENT

     , 2026